UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

GENTIVA HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 5, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Gentiva Health Services, Inc. to be held on Thursday, May 13, 2010, at 9:30 a.m., at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339.

Details about the meeting, nominees for the Board of Directors and other matters to be acted upon are presented in the Notice of Annual Meeting of Shareholders and the Proxy Statement that follow.

Your vote is important. You may vote by completing, signing, dating and returning the accompanying proxy promptly in the envelope provided, or you may vote on the Internet or by telephone. This will assure that your shares will be represented and voted at the Annual Meeting even if you do not attend.

Thank you for your continued support, and we look forward to greeting you personally at the Annual Meeting if you are able to be present.

Sincerely,

Ronald A. Malone	Tony Strange
Chairman	Chief Executive Officer and President

GENTIVA HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2010

The Annual Meeting of Shareholders of Gentiva Health Services, Inc., a Delaware corporation, will be held on Thursday, May 13, 2010, at 9:30 a.m., at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, for the following purposes:

(1)	To elect nine directors, each to serve until the 2011 Annual Meeting of Shareholders;

(2)	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2011;

(3)	To consider and vote upon a proposal to approve the performance criteria in the Company’s Executive Officers Bonus Plan;

(4)	To consider and vote upon a proposal to amend the Company’s Employee Stock Purchase Plan; and

(5)	To transact such other business as may properly come before the meeting or any adjournments thereof.

Information relating to the above matters is contained in the attached Proxy Statement. Only shareholders of record at the close of business on March 15, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 13, 2010: the Notice of Annual Meeting, the Proxy Statement and the 2009 Annual Report to Shareholders of Gentiva Health Services, Inc., including the Annual Report on Form 10-K for the fiscal year ended January 3, 2010, are available at www.proxyvote.com.

By Order of the Board of Directors,

Stephen B. Paige

Senior Vice President, General Counsel

and Secretary

Dated: April 5, 2010

Atlanta, Georgia

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY PROMPTLY, OR PLEASE VOTE ON THE INTERNET OR BY TELEPHONE. IF YOU DO ATTEND AND DECIDE TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY.

PROXY STATEMENT

GENERAL INFORMATION

Introduction

We are providing this Proxy Statement to the shareholders of Gentiva Health Services, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2010 Annual Meeting of Shareholders and at any adjournments of that meeting. The 2010 Annual Meeting of Shareholders of Gentiva Health Services, Inc. will be held on Thursday, May 13, 2010, at 9:30 a.m., at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment and is furnishing this Proxy Statement and the accompanying proxy in connection with its solicitation. Only shareholders of record at the close of business on March 15, 2010 are entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying proxy are first being sent or given or otherwise made available to shareholders on or about April 5, 2010.

When used in this Proxy Statement, the terms “we,” “us,” “our,” “Gentiva” and the “Company” refer to Gentiva Health Services, Inc.

The securities that can be voted at the Annual Meeting consist of our common stock, $.10 par value per share. At the close of business on March 15, 2010, the record date for determining shareholders entitled to vote at the Annual Meeting, 29,717,940 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Voting Procedures

You may vote by completing, signing, dating and returning the accompanying proxy promptly in the envelope provided, or you may vote on the Internet or by telephone. Any signed proxy cards received with no instructions, whether the cards come from shareholders who are “shareholders of record” (meaning the shares are registered directly in their name), or shareholders who are “beneficial owners” (meaning that the shares are held in a stock brokerage account or by a bank or other nominee), will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR all of the nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR the approval of the performance criteria under our Executive Officers Bonus Plan and FOR the approval of an amendment of our Employee Stock Purchase Plan.

Revocability of Proxies

A shareholder of record who executes and returns a proxy may revoke it at any time before it is voted by giving notice in writing to our Secretary, by subsequently voting on the Internet or by telephone, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any shareholder attending the meeting and entitled to vote may vote in person whether or not the shareholder has previously submitted a proxy. Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges as followed by the beneficial owner’s brokerage firm.

Quorum; Broker Non-Votes; Abstentions

Quorum: A majority of all the shares of common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Proxies marked as abstentions or withhold authority and “broker non-votes” (as explained below) are counted in determining whether a quorum is present.

Broker Non-Vote: Under applicable regulations, if a broker holds shares on your behalf, and you do not instruct your broker how to vote those shares on a matter considered “routine,” the broker may generally vote your shares for you. A “broker non-vote” occurs when a broker has not received voting instructions from you on a “non-routine” matter, in which case the broker does not have authority to vote your shares with respect to such matter. We believe that Proposals 1, 3 and 4 are “non-routine” matters and as such the broker is not authorized to vote your shares on such proposals absent instructions from you. A “broker non-vote” will not be considered a vote for or a vote against a proposal but will have the effect of reducing the number of affirmative votes required to achieve a majority vote.

Abstentions; Withhold Authority: Proxies marked as abstentions with respect to a proposal will have the effect of a vote against that proposal. Proxies marked to withhold authority to vote for a director will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

Inspector of Election: Broadridge Financial Solutions, Inc. will count the votes and provide an Inspector of Election at the Annual Meeting.

Additional Matters

Gentiva’s principal executive offices are located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. Gentiva was incorporated in Delaware in August 1999.

We are making available or mailing to you a copy of our 2009 Annual Report to Shareholders, including a copy of our Form 10-K for the fiscal year ended January 3, 2010, with this Notice of Annual Meeting and Proxy Statement. Copies also are available on the website www.proxyvote.com. The Annual Report and Form 10-K are not deemed part of the soliciting material for the proxy.

If you would like directions to attend the Annual Meeting and vote in person, please call us at (770) 951-6450.

PROPOSAL 1

ELECTION OF DIRECTORS

All our directors stand for election on an annual basis and serve a one year term upon election. In addition, any director elected by the Board of Directors to fill a newly created directorship or to fill a vacancy on the Board of Directors will hold office for a term ending at the next annual meeting of shareholders after the director’s election or until such director’s successor shall have been duly elected and qualified.

Our Board of Directors currently consists of nine members, Robert S. Forman, Jr., Victor F. Ganzi, Philip R. Lochner, Jr., Ronald A. Malone, Stuart Olsten, Sheldon M. Retchin, Tony Strange, Raymond S. Troubh and Rodney D. Windley, all of whom are standing for re-election at this year’s Annual Meeting. Each has consented to serve another term as a director if re-elected. The Compensation, Corporate Governance and Nominating Committee of the Board of Directors recommended the slate of nine nominees to the Board of Directors for its approval. The Board has recommended the slate of nine nominees to the shareholders for approval at the Annual Meeting.

The vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting is required for election as a director. Proxies will be voted at the meeting for the election as directors of the nine nominees, unless authority to do so is withheld. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the proxies may be voted for a substitute nominee or nominees.

The Board of Directors recommends that you vote FOR the election of Robert S. Forman, Jr., Victor F. Ganzi, Philip R. Lochner, Jr., Ronald A. Malone, Stuart Olsten, Sheldon M. Retchin, Tony Strange, Raymond S. Troubh and Rodney D. Windley.

Information as to Nominees for Director

The following information, as reported to us, is shown below for each nominee for director: name, age and principal occupation; period during which the nominee has served as a director; position, if any, with us; certain business experience; other directorships held; and any committees of our Board of Directors on which the nominee serves. We also include the specific attributes and experience of a nominee on which our Board focused in nominating that individual for election as director.

Robert S. Forman, Jr.

Mr. Forman has served as a director of Gentiva and a member of the Audit Committee of the Board since September 2009. Mr. Forman was the founder, president and chief executive officer of IMI Systems, Inc., an international computer consulting firm specializing in the design and implementation of service order and billing systems in the telecommunications industry. In 1995, Olsten Corporation acquired IMI Systems, Inc., and Mr. Forman was an executive vice president of Olsten Corporation until 1997. Since leaving Olsten, Mr. Forman served on the boards of several private information technology consulting companies. He currently serves on the Advisory Board of Rensselaer Polytechnic Institute’s IT School. Mr. Forman is 70 years old. In nominating Mr. Forman for election as a director, our Board focused on his past experience as a founder and chief executive officer of IMI Systems, Inc., a computer consulting firm, and his rich and extensive background in technology as important attributes and experience for his continuing to serve as one of our directors.

Victor F. Ganzi

Mr. Ganzi has served as a director of Gentiva since November 1999 and as Lead Director of the Board since May 2009. He has served as a member of the Audit Committee of the Board since November 1999, serving as chairman of that Committee from November 1999 to May 2009, and has served as chairman of the Compensation, Corporate Governance and Nominating Committee of the Board since May 2009, having served as a member of predecessor committees of that Committee since May 2008. He served as a director of Olsten Corporation from 1998 until March 2000. He was president and chief executive officer of The Hearst Corporation, a private diversified communications company with interests in magazine, newspaper and business publishing, television and radio stations and cable programming networks, from June 2002 to June 2008. He is a director, chairman of the audit committee and member of the corporate governance and nominating committee of Towers Watson & Co. and was a director of Hearst-Argyle Television, Inc. from 1997 to 2008 and a director of Wyeth from 2005 to 2009. Mr. Ganzi is 63 years old. In nominating Mr. Ganzi for election as a director, our Board focused on his past experience as chief executive officer, chief financial officer and chief legal officer of The Hearst Corporation and the knowledge of the Company that he has gained and shared from serving as a director and member of our Audit Committee since 1999 as important attributes and experience for his continuing to serve as one of our directors.

Philip R. Lochner, Jr.

Mr. Lochner has served as a director of Gentiva and a member of the Compensation, Corporate Governance and Nominating Committee of the Board since September 2009. Mr. Lochner currently is a director and member of the audit committee and the director affairs/corporate governance committee of CLARCOR Inc., a director and member of the audit committee and the governance and public responsibility committee of CMS Energy Corporation and a director and member of the audit committee and the nominating and governance committee of Crane Co. During the past five years, at various times, Mr. Lochner was a director of Apria Healthcare Group Inc., GTECH Holdings Corporation, Monster Worldwide, Inc. and Solutia Inc. From 1991 until 1998, Mr. Lochner was senior vice president and chief administrative officer of Time Warner Inc. Prior to that, from 1990 to 1991, he served as a Commissioner of the Securities and Exchange Commission. He has also previously served as a member of the board of governors of the National Association of Securities Dealers and of the American Stock Exchange. Mr. Lochner is 67 years old. In nominating Mr. Lochner for election as a director, our Board focused on his expertise in the area of corporate governance, his prior service as a Commissioner of the Securities and Exchange Commission and his varied service on the boards and board committees of several public companies as important attributes and experience for his continuing to serve as one of our directors.

Ronald A. Malone

Mr. Malone has served as our Chairman of the Board of Directors since June 2002 and as a member of the Clinical Quality Committee of the Board since May 2009. He served as our chief executive officer from June 2002 to December 2008, as our executive vice president from March 2000 to June 2002 and as president of our home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including executive vice president of Olsten Corporation and president, Olsten Staffing Services, United States and Canada, from 1999 to March 2000. He is a director of the National Association for Home Care & Hospice and a director and president of the Alliance for Home Health Quality and Innovation. He is a director and chairman of the compensation and management development committee of Hill-Rom Holdings, Inc. and was a director of Hillenbrand Industries, Inc. from 2007 to 2008. Mr. Malone is 55 years old. In nominating Mr. Malone for election as a director, our Board focused on his intimate knowledge of the home health industry, his expertise in pending healthcare reform legislation and his service as our chief executive officer from 2002 through 2008 as important attributes and experience for his continuing to serve as one of our directors.

Stuart Olsten

Mr. Olsten has served as a director of Gentiva since November 1999, as a member of the Audit Committee of the Board since May 2008 and as a member of the Clinical Quality Committee of the Board and the Compensation, Corporate Governance and Nominating Committee of the Board since May 2009. He served as a director of Olsten Corporation from 1986 until March 2000. From 1990 to March 2000, at various times, he served as Olsten Corporation’s chairman of the board of directors, vice chairman and president. From 2001 to March 2007, Mr. Olsten was the chairman of the operating board of MaggieMoo’s International, LLC and was its president and chief executive officer from July 2003 through December 2003. Mr. Olsten serves on the boards of private online employment service companies ChumBonus, LLC, HireReach, Inc., IvyExec, Inc. and HarQen, Inc. He is on the Advisory Board of the Syracuse University School of Management. Mr. Olsten is 57 years old. In nominating Mr. Olsten for election as a director, our Board focused on his extensive background in employment services and the knowledge of the Company that he has gained and shared from serving as a director since 1999 as important attributes and experience for his continuing to serve as one of our directors.

Sheldon M. Retchin, M.D., M.S.P.H.

Dr. Retchin has served as a director of Gentiva and a member of the Clinical Quality Committee of the Board since September 2009. Since 2003, Dr. Retchin has served as the chief executive officer of the Virginia Commonwealth University Health System in Richmond, Virginia, and as vice president for health sciences at Virginia Commonwealth University. The Virginia Commonwealth University Health System is a large academic health center in Central Virginia and delivers primary and tertiary health care to the mid-atlantic region. Dr. Retchin is a professor in the departments of internal medicine, gerontology and health administration and is a national expert in health policy and health care delivery, with special expertise on the costs, quality and alternative financing strategies for the Medicare program. He has over 80 publications on the costs and quality of care and has had appointments on numerous national panels regarding health care and the health professional workforce. Dr. Retchin is 60 years old. In nominating Dr. Retchin for election as a director, our Board focused on his clinical and executive leadership in the health care field and his recognized expertise in health policy and health care delivery, especially regarding Medicare programs, as important attributes and experience for his continuing to serve as one of our directors.

Tony Strange

Mr. Strange has served as a director of Gentiva and as our chief executive officer since January 2009 and as our president since November 2007. He served as chief operating officer of the Company from November 2007 to May 2009 and as executive vice president of the Company and president of our home health division from February 2006 to November 2007. From 2001 to February 2006, Mr. Strange served as president and chief operating officer of The Healthfield Group, Inc. Mr. Strange joined Healthfield in 1990 and served in other capacities, including regional manager, vice president of development and chief operating officer, until being named president in 2001. Mr. Strange is 47 years old. In nominating Mr. Strange for election as a director, our Board focused on his leadership and execution as our chief executive officer in growing the Company and setting and communicating the proper cultural and behavioral tone as important attributes and experience for his continuing to serve as one of our directors.

Raymond S. Troubh

Mr. Troubh has served as a director of Gentiva since November 1999, as a member of the Audit Committee of the Board since May 2000, serving as chairman of that Committee since May 2009, and as a member of the Compensation, Corporate Governance and Nominating Committee of the Board and its predecessor committees since November 1999. He served as a director of Olsten Corporation from 1993 until March 2000. He has been a financial consultant for more than five years. He is a director, chairman of the compensation committee and member of the audit committee of Diamond Offshore Drilling Inc., a director and member of the compensation committee of General American Investors Company, and a director, chairman of the nominating and corporate governance committee and a member of the audit committee of Wendy’s/Arby’s Group, Inc. He was a director of Petrie Stores Liquidating Trust from 1994 to 2006, a director of Portland General Electric Co. from 2004 to 2005, a director of Sun Times Media Group from 2006 to 2007 and a director of WHX Corporation from 1992 to 2005. Mr. Troubh is 83 years old. In nominating Mr. Troubh for election as a director, our Board focused on his seasoned experience from having served on the boards and board committees of varied public companies, his vision and expertise in matters of corporate governance, his former selection as Director of the Year by the National Association of Corporate Directors and the knowledge of the Company that he has gained and shared as a director and member of our Audit Committee and Compensation, Corporate Governance and Nominating Committee since 1999 as important attributes and experience for his continuing to serve as one of our directors.

Rodney D. Windley

Mr. Windley has served as a director of Gentiva since February 2006, when he was elected to the Board and appointed vice chairman of the Board in connection with the completion of our acquisition of The Healthfield Group, Inc. He has served as a member of the Clinical Quality Committee of the Board since May 2008, serving as chairman since May 2009. Mr. Windley, Healthfield’s founder, had served as its chairman and chief executive officer since its inception in 1986 until the completion of the acquisition. Mr. Windley is the chairman of Prom Queen, LLC, a private real estate holding and restaurant development company, chairman of RDW Ventures, LLC, a private equity firm, and chairman of Gulf Coast Hatteras, Inc., a private yacht and sport fishing dealership. Mr. Windley is president of the Georgia Association for Home Care and is also chair emeritus of Fragile Kids Foundation, Inc., having started the charity in 1992. Mr. Windley is 62 years old. In nominating Mr. Windley for election as a director, our Board focused on his past experience as founder and chief executive officer of Healthfield, his financial and entrepreneurial background and his expansive knowledge of the health care industry as important attributes and experience for his continuing to serve as one of our directors.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”), we ensure that at least a majority of our Board is independent under the Nasdaq definition of independence, and that the members of the Board as a group maintain the requisite qualifications under Nasdaq listing standards for populating the Audit Committee and the Compensation, Corporate Governance and Nominating Committee. The Compensation, Corporate Governance and Nominating Committee and the Board of Directors have determined that Robert S. Forman, Jr., Victor F. Ganzi, Philip R. Lochner, Jr., Stuart Olsten, Sheldon M. Retchin and Raymond S. Troubh do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Nasdaq listing standards. In addition, we define “independent director” in the charters of the Audit Committee and the Compensation, Corporate Governance and Nominating Committee, both of which may be found on our website at www.gentiva.com under the Investors section. Each member of the Audit Committee and the Compensation, Corporate Governance and Nominating Committee is independent in accordance with the Nasdaq listing standards and, in the case of a member of the Audit Committee, in accordance with the rules of the Securities and Exchange Commission, and satisfies the definition of “independent director” set forth in the respective committee charter.

The independent directors generally meet in executive session on the dates when regularly scheduled Board meetings are held. Mr. Ganzi, the Board’s Lead Director, presides over the executive sessions of the independent directors.

Our Board also has adopted Corporate Governance Guidelines, which are posted on our website at www.gentiva.com under the Investors section.

Meetings of the Board and its Committees

Our Board of Directors currently consists of nine members. During the past fiscal year, the Board held 12 meetings. In May 2009, the Board combined a separate Compensation Committee and a separate Corporate Governance and Nominating Committee into a single committee, the Compensation, Corporate Governance and Nominating Committee. The Board now has three standing committees, an Audit Committee, a Clinical Quality Committee and a Compensation, Corporate Governance and Nominating Committee, whose principal functions are briefly described below. Except for Mr. Malone’s service as a member of the Clinical Quality Committee, none of the members of any committee is an employee or officer of Gentiva, and, except for Mr. Malone’s service as a member of the Clinical Quality Committee and for Mr. Windley’s service as chairman and a member of the Clinical Quality Committee, each member of each committee is “independent”.

During 2009, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committees on which the director served during the period that the director served. All of our Board members who were nominated for election at our 2009 Annual Meeting attended the 2009 Annual Meeting, except for one director. It is our policy to encourage our Board members to attend the Annual Meeting.

Audit Committee

The principal functions and responsibilities of the Audit Committee include:

•	overseeing our internal control structure, financial reporting and legal and compliance programs;

•	discussing guidelines and policies with respect to our financial risk assessment and risk management policies with management;

•	reviewing and selecting the independent registered public accounting firm to audit our consolidated financial statements;

•	receiving and acting on reports and comments from our independent registered public accounting firm and approving the firm’s fees;

•	reviewing critical accounting principles and estimates employed in our financial reporting;

•

reviewing our annual audited consolidated financial statements and unaudited quarterly financial statements with management and our independent registered public accounting firm and recommending inclusion of the audited financial statements in our annual report on Form 10-K and the unaudited financial statements in our quarterly reports on Form 10-Q;

•	maintaining direct lines of communication with the Board of Directors and our management, internal auditing staff and independent registered public accounting firm; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Troubh serves as the chairman, and Messrs. Forman, Ganzi and Olsten serve as members, of the Audit Committee. The Committee met seven times in 2009. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our website at www.gentiva.com under the Investors section. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that each member of the Audit Committee is “independent” under the heightened independence standards required for members of the Audit Committee by the Nasdaq listing standards, the rules of the Securities and Exchange Commission and the Audit Committee Charter. The Board of Directors has also determined that Victor F. Ganzi is an “audit committee financial expert,” as that term is defined by rules and regulations of the Securities and Exchange Commission.

Clinical Quality Committee

The principal functions and responsibilities of the Clinical Quality Committee include:

•	providing oversight of our clinical leadership in the development of leading edge clinical strategies and practices;

•	monitoring our performance against established internal and external benchmarking regarding clinical performance and outcomes;

•	facilitating the development of industry best practices based on internal and external data comparisons;

•	fostering enhanced awareness of our clinical performance by the Board of Directors and external sources;

•	establishing a long term, strategic clinical vision for Gentiva; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Windley serves as the chairman, and Messrs. Malone and Olsten and Dr. Retchin serve as members, of the Clinical Quality Committee. The Committee met three times in 2009. The Board of Directors has adopted a written charter for the Clinical Quality Committee, which is posted on our website at www.gentiva.com under the Investors section.

Compensation, Corporate Governance and Nominating Committee

The principal functions and responsibilities of the Compensation, Corporate Governance and Nominating Committee include:

•

overseeing and administering our executive compensation policies, plans and practices and establishing and adjusting from time to time compensation for our Chief Executive Officer and our other executive officers;

•	administering and authorizing the issuance of stock options, stock awards and other awards under our 2004 Equity Incentive Plan and awards under our Executive Officers Bonus Plan;

•	overseeing succession planning for our Chief Executive Officer and other key executives;

•	advising the Board on trends in compensation programs for directors, with a view towards aligning such compensation with shareholder interests;

•	monitoring and safeguarding the independence of our Board of Directors;

•

seeking, considering and recommending qualified candidates for election as directors and recommending a slate of nominees for election by the shareholders at the Annual Meeting, subject to the approval of the Board of Directors; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Ganzi currently serves as chairman, and Messrs. Lochner, Olsten and Troubh serve as members, of the Compensation, Corporate Governance and Nominating Committee. The Committee met 11 times in 2009, including meetings of the separate Compensation Committee and separate Corporate Governance and Nominating Committee prior to May 2009. The Board of Directors has adopted a written charter for the Compensation, Corporate Governance and Nominating Committee, which is posted on our website at www.gentiva.com under the Investors section. The Board has determined that each of the members of the Committee is an “independent director” as defined under Nasdaq listing standards, is a “non-employee director” as defined in the charter and in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

Compensation Committee Process

Our Compensation, Corporate Governance and Nominating Committee is responsible for determining the compensation of our Chief Executive Officer and our other executive officers. The Committee is responsible for administering and authorizing awards under our Executive Officers Bonus Plan, establishing goals and objectives relevant to executive compensation, and evaluating our executive officers’ performance. The Committee is also responsible for advising the Board of Directors about trends in director compensation and proposing guidelines regarding director compensation matters. The Committee makes recommendations to our Board of Directors regarding our incentive compensation and equity compensation plans and approves awards under our equity compensation plans. The Committee also oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee may delegate its plan administrative duties and has delegated certain authority to administer Gentiva’s Employee Stock Purchase Plan to our Benefits Plan Administrative Committee, which is appointed by the Board of Directors.

The Compensation, Corporate Governance and Nominating Committee has sole authority, without full Board action, to retain and terminate outside advisors, such as compensation consultants. In 2009, the firm of Frederic W. Cook & Co., Inc. was again engaged by the Committee to provide information and recommendations regarding executive officer compensation, including equity grants, as discussed in more detail in the Compensation Discussion and Analysis below.

The Compensation, Corporate Governance and Nominating Committee generally receives proposals and information from its compensation consultant and from the Chief Executive Officer for its consideration regarding executive compensation. As discussed below in the Compensation Discussion and Analysis, our Chief Executive Officer worked closely with the Committee to maintain an open dialogue regarding our goals, progress towards achievement of those goals and expectations for future performance, and made recommendations regarding the compensation of our executive officers other than himself.

Early in the year, the Compensation, Corporate Governance and Nominating Committee generally reviews our executive officers’ compensation, approves any salary increases (unless approved at the end of the prior year)

and equity grants, evaluates and approves discretionary profit sharing contributions and the annual bonus awards for the prior year, and establishes the performance goals for the upcoming year. Throughout the year, the Committee oversees recruiting for executive positions and approves compensation for newly hired or promoted executives. The Committee also reviews our general employee benefit plans and approves changes as needed. At the end of the year, the Committee generally meets to review executive compensation and discuss potential compensation to be approved for the following year, and may approve salary increases or other compensation items for the following year.

Compensation Risk Assessment

The Compensation, Corporate Governance and Nominating Committee has evaluated our compensation program to ensure that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on Gentiva.

The potential for excessive risk taking in our annual cash incentive program has been minimized by our:

•

setting performance goals for our executive officers and other employee participants that generally include quantitative and qualitative criteria, some of which would conflict with taking excessive risks to achieve short-term gain; and

•	retaining the ability to utilize negative discretion in determining annual cash incentive awards if an executive officer or other employee participant takes unnecessary or inappropriate risks.

The other two principal elements of our compensation program—base salaries and equity awards—are either risk neutral or help lower risk. Annual base salary increases for our executive officers and other employees are based on a number of factors that reward performance that improves Gentiva’s business and reputation for clinical excellence, but are tempered by the employee’s historical compensation as well as competitive market data. Our equity incentive awards vest or are earned over several years. The potential compensation an executive officer or other participating employee can receive through equity incentive awards is generally tied directly to appreciation of our stock price and/or other performance metrics. The Committee believes that this discourages taking excessive risk for a short-term gain because it is incompatible with maximizing the value of equity incentive awards over the long-term.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation, Corporate Governance and Nominating Committee is or was formerly an officer or employee of Gentiva or had any relationship or related party transaction requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation, Corporate Governance and Nominating Committee.

Consideration of Director Nominees

The Compensation, Corporate Governance and Nominating Committee will consider recommendations for director nominees from an array of sources, including members of our Board, management and shareholders. Shareholders who would like the Compensation, Corporate Governance and Nominating Committee to consider a prospective candidate should submit the candidate’s name, biographical data and qualifications, as well as a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director, to Gentiva’s Secretary, Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. Submissions of names (and other required information) by shareholders of prospective candidates for consideration by the Committee for nomination and election at our 2011 Annual Meeting of Shareholders must be received in writing by us at the above address on or after October 8, 2010 and on or before December 8, 2010. The Committee reserves the right to request additional information from the candidate to assist the Committee in the evaluation process.

The Compensation, Corporate Governance and Nominating Committee believes that all members of the Board should have the highest professional and personal ethics and values and have a record of outstanding ability and sound judgment. Directors should be committed to enhancing shareholder value and have sufficient time to attend meetings and participate effectively on the Board. Each director is expected to represent the interests of all shareholders.

While there is no firm requirement of minimum qualifications or skills that a director candidate must possess, the Compensation, Corporate Governance and Nominating Committee seeks candidates with a diversity of background and experience as it deems appropriate given the then current needs of the Board and will evaluate director candidates based on a number of factors, including their independence, business judgment, leadership ability, experience in developing and analyzing business strategies, experience in the health care industry, strategic vision and financial literacy, and, for incumbent directors, their past performance. All members of the Board may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

In 2009, the Committee identified three areas of expertise where it was desired to strengthen the Board: technology background, corporate governance experience and clinical leadership. The Committee sought director candidates who had diversity of background and experience in these areas. The Committee retained and paid a fee to an executive search firm to assist in identifying and evaluating potential nominees for director. On September 3, 2009, the Board of Directors elected Robert S. Forman, Jr., Philip R. Lochner, Jr. and Sheldon M. Retchin as directors to fill vacancies in the Board. Messrs. Forman and Lochner had been identified and recommended by non-management directors of the Board and were subsequently interviewed by the Committee’s executive search firm. Dr. Retchin had been identified and recommended and was interviewed by the executive search firm.

Once the Compensation, Corporate Governance and Nominating Committee has evaluated the director candidates as described above, it recommends the slate of nominees to the Board of Directors for its approval. The Board then recommends the slate of nominees to the shareholders for their approval at the next annual meeting of shareholders.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer, Tony Strange, is a member of our Board of Directors but is not Chairman of the Board, nor does he serve on any Board committees. Our former Chief Executive Officer, Ronald Malone, continues to serve as our executive Chairman of the Board. Our Board has an independent Lead Director, Victor Ganzi. Among other responsibilities, the Lead Director:

•	convenes and chairs regular and special executive sessions of the independent directors;

•	serves as liaison between the independent directors and the Chairman of the Board and the Chief Executive Officer;

•	presides at meetings of the Board in the absence of the Chairman and Vice Chairman; and

•	performs such other duties as agreed by the Board or the independent directors from time to time.

We believe that our leadership structure is appropriate given the independent leadership that our Board has in the form of our Lead Director.

The Board administers its risk oversight function through the Audit Committee of the Board. Through its charter, the Audit Committee is charged, among other things, with:

•	overseeing the Company’s compliance programs and meeting with the Company’s Chief Compliance Officer;

•	reviewing with the Company’s General Counsel on a regular basis all material litigation and other significant legal matters;

•

meeting with the Company’s independent auditors, internal auditors and financial management and reviewing the scope of audit procedures of the proposed audit and, at the completion of the audit, meeting again with the independent auditors to review audit results; and

•	in turn, reporting to the Board at regular intervals on the Committee’s activities.

Shareholder Communications

The Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with the Board generally or with a specific director at any time by writing to Gentiva’s Secretary, Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. The Secretary will forward communications to the director to whom they are addressed, or, if addressed to the Board generally, to the chair of the Compensation, Corporate Governance and Nominating Committee.

Code of Ethics and Corporate Governance Guidelines

We have adopted two codes of ethics, a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer) and a Code of Business Conduct and Ethics, the latter being applicable to all of our employees, officers and directors. The codes are designed to promote honest and ethical conduct by our employees, officers and directors, and each is posted on our website at www.gentiva.com under the Investors section.

We have also adopted Corporate Governance Guidelines, which address, among other things, director and Board responsibilities to the Company and its shareholders; Lead Director responsibilities and independent director sessions; and director qualification standards, including “independence” requirements. The Corporate Governance Guidelines are also posted on our website at www.gentiva.com under the Investors section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2010, the record date for our Annual Meeting (unless otherwise indicated), the amount of beneficial ownership of our common stock held by:

•	our executive officers who are named in the Summary Compensation Table;

•	each current director and nominee for director;

•	each beneficial owner of more than five percent of our common stock; and

•	all of our executive officers and directors as a group.

For the purpose of the table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after March 15, 2010 through the exercise of stock options or exchange or conversion rights, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount of Shares of Common Stock and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Class Owned (if more than 1%)
John N. Camperlengo	9,205	—
Ronald A. Malone	657,873	2.2%
Stephen B. Paige	88,639	—
John R. Potapchuk	267,635	—
Tony Strange(5)	427,424	1.4%
Charlotte A. Weaver	2,400	—
Robert S. Forman, Jr.(6)	1,697	—
Victor F. Ganzi	78,612	—
Philip R. Lochner, Jr.	1,672	—
Stuart Olsten(7)	235,573	—
Sheldon M. Retchin	1,672	—
Raymond S. Troubh(8)	186,221	—
Rodney D. Windley(9)	917,687	3.1%
BlackRock, Inc.(10) 40 East 52nd Street New York, NY 10022	2,216,536	7.5%
Lord, Abbett & Co. LLC(11) 90 Hudson Street Jersey City, NJ 07302	2,084,264	7.0%
Royce & Associates, LLC(12) 745 Fifth Avenue New York, NY 10151	2,073,353	7.0%
The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	1,622,152	5.5%
All executive officers and directors as a group (13 persons)(14)	2,790,648	9.0%

(1)	Unless otherwise indicated, the shareholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)	Includes beneficial ownership of the following number of shares that may be acquired upon exercise of presently exercisable stock options under our 1999 Stock Incentive Plan and 2004 Equity Incentive Plan: Mr. Malone—641,638; Mr. Paige—80,500; Mr. Potapchuk—219,399; Mr. Strange—152,500; and Mr. Olsten—17,500.
(3)	Includes beneficial ownership of the following number of whole shares acquired and currently held under our Employee Stock Purchase Plan, as amended: Mr. Camperlengo—1,405; Mr. Malone—16,235; Mr. Paige—8,139; Mr. Potapchuk—13,324; and Mr. Strange—5,060.
(4)	Includes beneficial ownership of the following number of shares representing the equivalent of units deferred under our Stock & Deferred Compensation Plan for Non-Employee Directors: Mr. Forman—1,672; Mr. Ganzi—25,979; Mr. Lochner—1,672; Mr. Olsten—25,979; Dr. Retchin—1,672; Mr. Troubh—22,949; and Mr. Windley—10,458.
(5)	In addition to the shares referred to in footnotes (2) and (3), Mr. Strange’s holdings include 184,202 shares owned directly and 85,622 shares held by RT Management, LLC with respect to which Mr. Strange shares voting and investment power with Rodney D. Windley, Vice Chairman of our Board of Directors. Mr. Strange is a co-manager of RT Management, LLC and owns approximately 75% of the interest in the shares held by RT Management, LLC. Mr. Strange disclaims beneficial ownership in the shares held in RT Management, LLC, except to the extent of his pecuniary interest therein.
(6)	In addition to the shares referred to in footnote (4), Mr. Forman’s holdings include 25 shares owned by his wife, as to which shares he disclaims beneficial ownership.
(7)	In addition to the shares referred to in footnotes (2) and (4), Mr. Olsten’s holdings include 191,794 shares owned directly and 300 shares owned by his wife, as to which shares he disclaims beneficial ownership.
(8)	In addition to the shares referred to in footnote (4), Mr. Troubh’s holdings include 93,524 shares owned directly and 69,748 shares owned indirectly and held in a limited partnership in which Mr. Troubh has an approximate 22% interest and of which he is the general partner.
(9)	In addition to the shares referred to in footnote (4), Mr. Windley’s holdings include 58,763 shares owned directly, 762,804 shares owned indirectly through five grantor retained annuity trusts and 85,662 shares held by RT Management, LLC with respect to which Mr. Windley shares voting and investment power with Tony Strange, our Chief Executive Officer and President. Mr. Windley is a co-manager of RT Management, LLC and owns approximately 25% of the interest in the shares held by RT Management, LLC. Mr. Windley disclaims beneficial interest in the shares held in RT Management, LLC, except to the extent of his pecuniary interest therein.
(10)	The amount shown and the following information are derived from the Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2010, by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, BlackRock reported beneficial ownership of 2,216,536 shares of our common stock with sole voting and dispositive power as to all of the shares. These shares had been owned by Barclays Global Investors, NA and certain of its affiliates (collectively referred to as the “BGI Entities”.) On December 1, 2009, BlackRock acquired the BGI Entities from Barclays Bank PLC, resulting in substantially all of the BGI entities being included as subsidiaries of BlackRock for purposes of Schedule 13G reports.
(11)	The amount shown and the following information are derived from the Schedule 13G, filed with the Securities and Exchange Commission on February 12, 2010, by Lord, Abbett & Co. LLC (“Lord Abbett”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Lord Abbett reported beneficial ownership of 2,084,264 shares of our common stock, with sole dispositive power as to all of the shares and sole voting power as to 1,826,364 of the shares. Securities reported as being beneficially owned by Lord Abbett, a registered investment advisor, are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act of 1940, employee benefit plans, pension funds or other institutional clients.
(12)	The amount shown and the following information are derived from the Schedule 13G, filed with the Securities and Exchange Commission on January 25, 2010, by Royce & Associates, LLC (“Royce”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Royce reported beneficial ownership of 2,073,353 shares of our common stock with sole voting and dispositive power as to all of the shares.

(13)	The amount shown and the following information are derived from the Schedule 13G, filed with the Securities and Exchange Commission on February 8, 2010, by The Vanguard Group, Inc. (“Vanguard”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Vanguard reported beneficial ownership of 1,622,152 shares, and had sole voting power as to 38,950 of the shares, sole dispositive power as to 1,583,202 of the shares and shared dispositive power as to 38,950 of the shares.
(14)	Includes 1,588,730 shares owned directly and indirectly by current executive officers and directors, 1,111,537 shares that may be acquired upon exercise of presently exercisable stock options and 90,381 shares representing shares deferred as share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Through our compensation program and each element in the program, we seek to attract, motivate and retain executive officers and to align the interests of our executive officers with the interests of our shareholders. At the same time, we also seek to reinforce and support the objectives, priorities and core values of Gentiva, including providing superior quality care, ensuring a culture of compliance, and treating all employees and patients with respect.

The principal elements of our compensation program are as follows:

•	base salaries,

•	annual cash incentive opportunities, and

•	equity awards.

We also provide our executive officers with certain other benefits and perquisites that are discussed below under “Other Compensation.” The Compensation, Corporate Governance and Nominating Committee of our Board of Directors (the “Committee”) oversees our executive compensation program.

In 2009, we continued our focus from previous years on recruiting and retaining our personnel, growing and developing internal personnel resources, including succession planning for key executive positions, and achieving our financial, operational and clinical goals. We also placed emphasis in managing key technology initiatives and transitioning our headquarters to Atlanta, Georgia. Consequently, the Committee included these considerations in its evaluations of our executive officers’ performance and individual merit.

As discussed in more detail below, our focus on succession planning was reflected at our most senior management level in late 2008 and into 2009. In November 2008, we announced that, effective January 1, 2009, Mr. Tony Strange would be promoted to Chief Executive Officer and elected as a director, with our former Chief Executive Officer and Chairman of the Board, Mr. Ronald A. Malone, continuing to serve as our executive Chairman of the Board of Directors. Since our fiscal year began on December 29, 2008, Mr. Malone served as our Chief Executive Officer for three days during the 2009 fiscal year.

Independent Compensation Consultant and Peer Group Analysis

In 2009, the Committee again engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide the Committee with competitive market data for its consideration and to assist the Committee in setting compensation for our executive officers. The Committee’s independent compensation consultant did not provide any other services for management or the Company in 2009. The Committee annually evaluates, with the assistance of its consultant, the composition of the peer group that it uses for analysis of competitive market data. In formulating executive compensation for the 2009 fiscal year, the Committee conducted its annual review of the peer group in December 2008 and adjusted the peer group to consist of companies that it believes align well with Gentiva’s business, operations and size, focusing on companies that provide services similar in nature to those provided by Gentiva. The peer group for evaluating 2009 compensation consisted of the following companies:

Amedisys, Inc.	Healthways, Inc.
AMN Healthcare Services, Inc.	LHC Group, Inc.
Apria Healthcare Group, Inc.*	Lincare Holdings, Inc.
Catalyst Health Solutions, Inc.	MEDNAX (formerly Pediatrix Medical Group, Inc.)
Chemed Corporation	National HealthCare Corporation
Cross Country Healthcare, Inc.	Odyssey Healthcare, Inc.
Five Star Quality Care, Inc.	Parexel International Corporation
PSS World Medical, Inc.

*	Apria Healthcare was acquired as part of a going-private transaction in October 2008, and compensation data was derived from its 2008 proxy statement.

Although market data is the principal factor that we considered to understand competitive compensation, industry trends and best practices regarding various compensation developments, in 2009 we did not follow a particular benchmark with regard to competitive data. This decision was based in large part upon our desire for flexibility in designing our compensation program. Instead, the competitive data provided us with a general gauge with which to assess current market compensation levels and practices. In addition, we do not use any particular benchmark or guideline for the mix of various elements of compensation, although we take into consideration market trends. As discussed in more detail below, along with competitive data, the Committee considered an analysis of historical compensation paid to each of the executive officers over the prior five years (or such shorter time as the individual had been employed by us), including base salary, annual incentive awards at both target and actual amounts, Black-Scholes valuations of annual long-term incentive awards and other compensation.

Role of the Chief Executive Officer

Mr. Malone, as our Chief Executive Officer through December 31, 2008, worked with the Committee in developing elements of our compensation program in 2009 for executive officers other than himself. Mr. Malone continued to provide support to the Committee and attended several meetings of the Committee in 2009, but beginning on January 1, 2009, Mr. Strange assumed his role as Chief Executive Officer and began working closely with the Committee to maintain an open dialogue regarding our goals, progress towards achievement of those goals and expectations for future performance. Mr. Strange updated the Committee regularly on results and compensation issues at Committee meetings. Mr. Strange also provided the Committee with recommendations regarding compensation for our executive officers other than himself and Mr. Malone.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation over $1,000,000 paid to our Chief Executive Officer and our three other most highly compensated named executive officers employed at the end of the year (other than our Chief Financial Officer). Compensation that meets the requirements for qualified performance-based compensation under the Internal Revenue Code is not subject to this limit. The Committee takes into account the tax deductibility of compensation for executive officers in decisions regarding our executive compensation program. Accordingly, our equity awards are typically designed to qualify as performance-based compensation exempt from the limit of Section 162(m).

In addition, in 2009, the Committee worked with its independent legal counsel to structure our annual incentive compensation to qualify as performance-based compensation under Section 162(m). However, in order to qualify as performance-based compensation, payments must generally be formulaic, resulting in a loss of flexibility. Therefore, our Committee may provide compensation to our executive officers that may not be deductible in order to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The Committee also desires to maintain the flexibility to provide compensation that the Committee believes more accurately reflects all of the subjective and objective factors that determine an executive’s level of success and deliver value to our shareholders.

Base Salary

Base salary is the most basic form of compensation and is integral to any competitive employment arrangement. The Committee establishes the base salary for our Chief Executive Officer and our other executive officers each year. In setting the base salaries for 2009, the Committee considered the relative importance of each executive officer’s position; the officer’s individual performance and contributions to Gentiva; the officer’s leadership contribution; and the recommendations of Mr. Strange, our Chief Executive Officer beginning January 1, 2009, for the base salaries of officers other than himself and Mr. Malone.

As noted above, the Committee also reviewed historical compensation information for each of the executive officers as part of its analysis in setting base salaries. The Committee used this information to review the historical progression of each executive officer’s compensation and to identify variations in compensation levels among the executive officers. The Committee also considered information provided by its independent compensation consultant, including competitive market data from the peer group. In addition, in analyzing base salary levels, the Committee took into account the fact that we do not provide pension or other supplemental executive retirement plan benefits to our executive officers.

Each of Messrs. Strange, Potapchuk, Paige and Camperlengo and Dr. Weaver received increases effective January 1, 2009 based on the review discussed above. In its consideration of individual performance, the Committee particularly recognized the efforts of the named executive officers in supporting and fostering our corporate culture and an appropriate “tone at the top.” As discussed in more detail below, the increase in base salary for Mr. Strange for 2009 also reflected his expanded role and responsibilities as a result of his promotion to Chief Executive Officer. Mr. Malone’s base salary did not change in 2009, in accordance with the compensation agreed to under his employment agreement, which reflected our expectation that he would continue to serve as an executive Chairman of the Board of Directors even if he was no longer Chief Executive Officer. The base salaries for the named executive officers for 2009, as well as the year-over-year percentage increase, were as follows:

Named Executive Officer	2009 Base Salary	2008 Base Salary	Percentage Increase
Ronald Malone	$750,000	$750,000	0.0%
Tony Strange	$625,000	$500,000	25.0%
John Potapchuk	$416,000	$400,000	4.0%
Stephen Paige	$375,000	$360,000	4.2%
Charlotte Weaver	$255,000	$240,000	6.3%
John Camperlengo	$240,000	$230,000	4.3%

Annual Incentive Compensation

Under our compensation program, an important part of each executive officer’s annual cash compensation is provided under our Executive Officers Bonus Plan, and therefore is dependent on achievement of both corporate performance goals and individually tailored performance goals. Corporate performance goals are based on performance criteria included in the Executive Officers Bonus Plan. We believe that this program is part of the basic package provided by companies with whom we compete for executive talent, and thus helps us remain competitive. At the same time, we believe our program motivates our executive officers to meet our objectives and focus on our priorities and core values.

Early in each year, based in part on the recommendations from our Chief Executive Officer, the Committee establishes corporate performance goals and individual performance goals for each executive officer, as well as a weighting for each of the goals. The Committee also establishes a target level bonus amount for each executive officer as a percentage of base salary, which is used at the end of the year as the base point for determining any actual bonus payments. In setting the target bonus amounts for 2009, the Committee considered information provided by its independent compensation consultant showing comparable information from the peer group data mentioned above. The target bonus amounts and performance goals for 2009 are described below and in the narrative following the Summary Compensation Table.

For 2009, the Committee set Mr. Malone’s target bonus amount at 100% of base salary, the target bonus level provided under his employment agreement, which is described under the caption “Executive Agreements” below. As discussed in more detail below, the Committee increased Mr. Strange’s target bonus amount in 2009 from 70% to 100% of base salary, taking into account his promotion to Chief Executive Officer as of January 1, 2009, and the corresponding expansion in his responsibilities. The Committee set the target bonus amounts for our other named executive officers after considering recommendations provided by Mr. Strange and the peer group data mentioned above. The target awards for these executives were set at 60% for Mr. Potapchuk and 50% for each of Dr. Weaver and Messrs. Paige and Camperlengo, the same percentages of base salary that were used in 2008. In setting the target levels for the named executive officers, the Committee believed that the 2008 percentages were still appropriate for the executives other than Mr. Strange, particularly in light of the fact that their roles in 2009 were generally the same. The Committee also believes that these levels of annual incentive awards are consistent with the market and provide internal consistency among our executive officers based on their levels of responsibility and contributions to our success.

The actual amount payable for annual bonuses is determined by the Committee after the end of our fiscal year, based on the extent to which performance goals were met or exceeded. For 2009, the Committee set corporate goals that were based on designated categories of growth in net revenues, operating profit margin and operating profit, as well as employee retention goals included in our 2009 business plan. The Committee selected financial goals that reflect key components of our corporate financial performance, to provide added incentives for achievement that benefits our Company and ultimately our shareholders. The Committee selected the retention goals in recognition of their important linkage to quality clinical outcomes for the patients we serve, recognizing both the high cost of employee turnover and the benefits of employee continuity in supporting and providing patient care. In addition, the quantitative measures selected by the Committee reflect the high standards that Gentiva sets for itself in its business plan.

Executive Chairman and Chief Executive Officer

The Committee set the following target performance levels for the 2009 corporate goals for Mr. Malone and Mr. Strange:

2009 Corporate Financial Goals and Results
Goal	Weight of Goals	Target Performance Level	Actual Results	Contribution to Incentive Performance
Growth in net revenues(1):	30.0%	12.6% - 12.8%	16.2%	44.2	%(2)
Operating profit(3) margin:	16.7%	10.2% - 10.4%	11.0%	26.7	%(4)
Operating profit(3):	33.3%	$113.8 million	$126.2 million	108.3	%(5)

Subtotal	80.0%			179.2%

2009 Corporate Retention Goals and Results
Goal	Weight of Goals	Target Performance Level	Actual Results	Contribution to Incentive Performance
Retention of administrative employees:	6.7%	80.0%	86.8%	9.2	%(6)
Retention of sales staff:	6.7%	75.0%	76.9%	9.2	%(7)
Retention of field staff(8):	6.7%	78.5%	78.8%	6.7	%(9)

Subtotal	20.1%			25.1%

Total(10)	100%			204%

(1)	The Committee determined when it set the goals that annual net revenues would be calculated by excluding all items determined to be extraordinary in nature, 2009 acquisitions, discontinued business segments and items related to a change in accounting principle during fiscal 2009.
(2)	Contribution to Incentive Performance is based on pre-approved formula of adding 0.83% for each 0.2% over the 12.8% Target Performance Level.
(3)	For purposes of setting this corporate goal, operating profit is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to exclude: items of gain, loss or expense for fiscal 2009 determined to be extraordinary in nature or related to the disposal of a business segment or related to a change in accounting principle; items of gain, loss or expense for fiscal 2009 related to discontinued operations; and profit or loss attributable to acquisitions during fiscal 2009.
(4)	Contribution to Incentive Performance is based on pre-approved formula of adding 3.3% for each 0.2% of operating profit margin over the 10.4% Target Performance Level.
(5)	Contribution to Incentive Performance is based on pre-approved formula of adding 2.5% for each whole $500,000 of Operating Profit earned between $113,800,000 and $116,800,000 and an additional 3.3% for each whole $500,000 of Operating Profit earned over $116,800,000.
(6)	Contribution to Incentive Performance is based on a pre-approved matrix retention rate for administrative employees greater than 81.1%.
(7)	Contribution to Incentive Performance is based on a pre-approved matrix retention rate for sales staff greater than 76%.
(8)	Field staff includes nurses, therapists and other clinicians.
(9)	Contribution to Incentive Performance is based on a pre-approved matrix retention rate for field staff greater than 78.5% but less than 79.5%.
(10)	Totals are rounded to a full percentage point for presentation purposes.

The annual bonus award for each of Messrs. Malone and Strange was structured, in part, to comply with the requirements of Section 162(m) of the Internal Revenue Code. As a result, the calculation of their bonus awards was based on the level of achievement of the corporate goals as set forth in the above table. The Committee retained discretion to reduce the amount of the award taking into account the achievement of their respective individual goals, as discussed below. The Committee also retained the authority to make a bonus award that does not comply with Section 162(m) if necessary to provide the flexibility to meet our overall compensation and corporate objectives. To the extent that any portion of Mr. Malone’s annual bonus award would not otherwise be deductible by Gentiva under Section 162(m), Mr. Malone must defer payment of that portion in accordance with the terms of his employment agreement. Mr. Malone was not required to defer any portions of his annual bonus for the 2009 fiscal year.

Mr. Malone and Mr. Strange made recommendations to the Committee regarding their individual goals, which were then reviewed and approved by the Committee. The individual goals were based on subjective and objective criteria that were intended to support the corporate financial and retention goals as well as our business plan and strategic focus for the year. The individual goals were based on the following:

Ronald A. Malone:

•  Effectively represent Gentiva to industry groups, legislators, regulators and other policy makers

•  Support the acquisition and integration process

•  Enhance Board of Directors meeting preparation and communications

•  Enhance development of the Chief Executive Officer and assist him with special projects

Tony Strange:

•  Plan and implement technology initiatives to support the business

•  Implement sales growth strategy

•  Implement acquisition strategy

•  Enhance clinical delivery system

•  Consolidate all corporate functions in Atlanta

•  Set and communicate the proper cultural and behavioral tone at the top

•  Succession planning for certain executive officer positions

•  Establish 2010 growth plan

•  Regular and effective communication with the Board and its committee

At its meeting on February 25, 2010, the Committee evaluated corporate and individual performance for 2009. The Committee received a written presentation from Mr. Malone and a written and oral presentation from Mr. Strange regarding a self-assessment of their own performance and level of achievement for 2009. In making the award determination, the Committee first reviewed the high level of achievement of the corporate goals as set forth in the above table. The Committee quantitatively determined that the overall weighted average achievement of the corporate goals was 204% of the target levels as also set forth in the above table.

As previously discussed, in order to meet the requirements of Section 162(m), the Committee set the actual bonus award for Messrs. Malone and Strange by starting with the level of achievement of the corporate goals and then exercising negative discretion based on the Committee’s assessment of the achievement of their respective individual goals. The Committee granted Mr. Strange an annual bonus award equal to 200% of his target amount. Because Mr. Strange’s target bonus was 100% of his base salary, 200% is the maximum amount permitted under the Executive Officers Bonus Plan. In making its determination, the Committee noted Mr. Strange’s leadership in repositioning Gentiva as a home health and hospice company as well as the extraordinary financial performance of the Company during his first year as Chief Executive Officer. The Committee granted Mr. Malone an annual bonus award equal to 167% of his target amount, which was identical to the cash amount awarded to Mr. Strange. This determination was based on the Committee’s evaluation of Mr. Malone’s achievement of the corporate goals tempered by his employment agreement, changing job responsibilities and internal equity with the Chief Executive Officer of the Company.

Other Named Executive Officers

The Committee set the following target performance levels for the 2009 corporate and individual goals for Dr. Weaver and Messrs. Potapchuk, Paige and Camperlengo:

2009 Corporate Financial Goals and Results
Goal	Weight of Goals	Target Performance Level	Actual Results	Contribution to Incentive Performance
Growth in net revenues(1):	18.0%	12.6% - 12.8%	16.2%	26.5	%(2)
Operating profit(3) margin:	10.0%	10.2% - 10.4%	11.0%	16.0	%(4)
Operating profit(3):	20.0%	$113.8 million	$126.2 million	65.0	%(5)

Subtotal	48.0%			107.5%

2009 Corporate Retention Goals and Results
Goal	Weight of Goals	Target Performance Level	Actual Results	Contribution to Incentive Performance
Retention of administrative employees:	4.0%	80.0%	86.8%	5.5	%(6)
Retention of sales staff:	4.0%	75.0%	76.9%	5.5	%(7)
Retention of field staff(8):	4.0%	78.5%	78.8%	4.0	%(9)

Subtotal	12.0%			15.0%

2009 Individual Goals and Results
Goal	Weight of Goals	Target Performance Level	Actual Results		Contribution to Incentive Performance
Individual Goals	40.0%	40.0%	80.0	%(10)	80.0	%(10)

Subtotal	40.0%				80.0%

Total(11)	100%				202%

(1)	The Committee determined when it set the goals that annual net revenues would be calculated by excluding all items determined to be extraordinary in nature, 2009 acquisitions, discontinued business segments and items related to a change in accounting principle during fiscal 2009.
(2)	Contribution to Incentive Performance is based on pre-approved formula of adding 0.5% for each 0.2% over the 12.8% Target Performance Level.
(3)	For purposes of setting this corporate goal, operating profit is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to exclude: items of gain, loss or expense for fiscal 2009 determined to be extraordinary in nature or related to the disposal of a business segment or related to a change in accounting principle; items of gain, loss or expense for fiscal 2009 related to discontinued operations; and profit or loss attributable to acquisitions during fiscal 2009.
(4)	Contribution to Incentive Performance is based on pre-approved formula of adding 2% for each 0.2% of operating profit margin over the 10.4% Target Performance Level.
(5)	Contribution to Incentive Performance is based on pre-approved formula of adding 1.5% for each whole $500,000 of Operating Profit earned between $113,800,000 and $116,800,000 and an additional 2% for each whole $500,000 of Operating Profit earned over $116,800,000.
(6)	Contribution to Incentive Performance is based on a pre-approved matrix retention rate for administrative employees greater than 81.1%.
(7)	Contribution to Incentive Performance is based on a pre-approved matrix retention rate for sales staff greater than 76%.
(8)	Field staff includes nurses, therapists and other clinicians.
(9)	Contribution to Incentive Performance is based on a pre-approved matrix retention rate for field staff greater than 78.5% but less than 79.5%.
(10)	Evaluation of individual goals is discussed below.
(11)	Totals are rounded to a full percentage point for presentation purposes.

For the other named executive officers, achievement of the corporate goals was weighted at 60% of the total bonus award determination, with 40% based on the achievement of individual goals. The Committee weighted the corporate goals more heavily than the individual goals because it believed that the corporate goals directly impacted our business and provided the most objective means of judging overall performance. The Committee placed a significant weight on individual goals because of the important role these goals played in providing the Committee with a mechanism to exercise its judgment with respect to its level of confidence in the performance of the individual executive and the decisions made by that executive throughout the year. The Committee therefore retained discretion to evaluate achievement of corporate and individual goals for the other named executive officers at the end of our fiscal year and make discretionary negative or positive adjustments to those other named executive officers’ bonus amounts based on the level of achievement of those goals.

The individual goals for the other named executive officers reflect Mr. Strange’s goals, but are specifically focused on each individual’s area of responsibility. Mr. Strange made recommendations to the Committee as to each officer’s individual goals, which were then reviewed and approved by the Committee. The individual goals were based on the following:

John R. Potapchuk:

•    Assist in the hiring, orientation and development of a senior financial executive based in Atlanta

•    Develop and implement a plan to transition financial support functions to Atlanta

•    Improvement in accounts receivable days sales outstanding

•    Developing and implementing corporate and departmental structural changes

•    Setting and communicating our corporate culture and the proper behavioral tone

•    Enhance development of the Chief Executive Officer in SEC reporting matters and the investor relations function

•    Support of corporate acquisition initiatives

•    Enhancing communications with the Board of Directors and Audit Committee

Stephen B. Paige:

•    Development of corporate governance initiatives

•    Management of corporate legal needs

•    Succession planning and transition of departmental functions to Atlanta

•    Management and support of corporate acquisition initiatives

•    Enhancing communications with the Board of Directors and its committees

•    Setting and communicating our corporate culture and the proper behavioral tone

•    Ensure SEC regulatory compliance

Charlotte Weaver:

•   Develop comprehensive clinical strategy and supporting organizational structure

•   Develop clinical ladder content, structure and compensation strategy

•   Enhance development process for new clinical specialties and drive implementation of clinical specialties through field offices

•   Implement technology initiatives to access clinical data as the basis for improving care quality and patient outcomes

•   Evaluate and improve tools used to measure customer satisfaction

•   Improvement in state survey results of patient care

•   Develop strategy to best utilize physical therapy and occupational therapy resources

John Camperlengo:

•   Direct execution of the annual compliance plan

•   Oversee the internal compliance audit function to ensure that clinical quality issues are identified and addressed proactively

•   Develop Company risk assessment and incorporate findings into an annual compliance plan

•   Succession planning in the compliance department

•   Evaluate compliance training and oversight for sales staff

•   Enhance personal development as an executive officer

•   Assist General Counsel in support of corporate acquisition initiatives

•   Setting and communicating the proper cultural and behavioral tone

At its meeting on February 25, 2010, the Committee evaluated the corporate and individual performance of the other named executive officers for 2009. The Committee received a presentation from Mr. Strange regarding his evaluation and recommended bonus levels for each of the other named executive officers, based on the level of achievement of both the corporate and individual goals for 2009, as well as a self-assessment from each officer of his or her own performance. In making the award determination, the Committee first reviewed the high level of achievement of the corporate goals as set forth in the above table. The Committee then determined that each of the other named executive officers had also performed their individual goals at a high level of achievement as set forth in the above table. Based on Mr. Strange’s recommendation, the Committee determined that the overall achievement of the corporate and individual goals for each of the other named executive officers was 202% of the target levels as set forth in the above table, rounded up to the nearest $5,000.

The amounts of the 2009 annual bonuses for the executive Chairman, Chief Executive Officer and each of the other named executive officers are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Equity Incentive Awards

We believe that equity incentive awards strengthen the mutuality of interest between our executive officers and our shareholders because the potential compensation an executive can receive is tied directly to appreciation of our stock price and our performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that equity incentive awards are an important part of a competitive compensation structure needed to attract and retain talented executives. Our equity incentive awards are generally structured to qualify as “performance-based compensation” so that the amounts received by the recipients are deductible by us under Section 162(m) of the Internal Revenue Code.

Traditionally, we have only awarded stock options as our equity incentive awards. The Committee asked its independent compensation consultant to provide information about alternate types of equity compensation, including long term incentive practices at peer companies. In particular, the Committee reviewed information about the use of stock options or stock appreciation rights, restricted stock with both time-based and performance-based vesting features, and long term performance-based awards with a multi-year performance cycle. The Committee noted the strong prevalence of the use of stock options in the peer group, with a growing use of restricted stock and, to a lesser extent, other long term performance-based awards. While the Committee decided that Gentiva would continue to use stock options as the sole form of equity incentive awards in 2009, the Committee received updated information in late 2009 regarding the use of other types of equity awards, including restricted stock and long term performance-based awards with a multi-year performance cycle, and subsequently included these types of grants in its 2010 equity awards.

We have traditionally made an annual grant of stock options to a broad group of managers that includes our named executive officers. Except for 2006, when the Committee delayed the annual grant to March to include key employees of The Healthfield Group, Inc., a company which we acquired in February 2006, our Committee has historically made an annual stock option grant early in each fiscal year. The Committee first establishes an annual pool of shares for the stock options that will be available for the grant. In December 2008, the Committee reviewed information provided by its independent compensation consultant regarding the value of and accounting expense related to our outstanding equity awards, dilutive impact of prior and proposed grants, and market rates of equity grants in connection with establishing the option pool for 2009. The Committee considered these factors as well as management’s recommendations and our needs for retention of and competitive compensation for our executives, and established a pool of up to 800,000 stock options, which was substantially similar to the pool of up to 780,000 stock options for the 2008 annual grant. Consistent with historical practice, and after consideration of management’s recommendations, the Committee then approved the 2009 annual grant of stock options in early February, and set the exercise price of the options as the volume weighted average price of a share of our common stock on Nasdaq on the grant date. The volume weighted average price is calculated by taking the weighted average of the prices of each trade of our common stock on Nasdaq on the grant date, which we believe provides a fair and accurate reflection of the market value of our common stock. In May 2009, our shareholders amended and restated our 2004 Equity Incentive Plan to increase the number of shares available for issuance under the 2004 Equity Incentive Plan by 600,000 shares and to decrease the maximum term of stock options granted after February 25, 2009 from ten years to seven years.

In determining the number of stock options to award to each of our named executive officers except for Mr. Malone, who was transitioning to his role as executive Chairman and was not awarded stock options in 2009, the Committee considered each individual’s role and potential contribution to our business and the appropriate level of award for each executive in relation to the other executive officers in light of the pool of stock options for 2009. For stock options granted to named executive officers other than Mr. Strange, the Committee also considered Mr. Strange’s recommendations. The Committee considered as well the amount of previous grants made to each individual as reflected in the historical compensation analysis that it reviewed and evaluated the value of unvested equity compensation and its role as a retention tool. Information provided by the Committee’s independent compensation consultant regarding general industry trends with respect to equity grants provided additional guidance to the Committee in determining appropriate levels of equity grants, including consideration of the use of stock options versus other types of awards. After evaluating the information provided, the Committee made the grants reflected in the “All Other Option Awards: Number of Securities Underlying Options” column of the “Grants of Plan-Based Awards” table below.

Executive Agreements

We have entered into severance agreements with each of our named executive officers, other than Mr. Malone, who has an employment agreement with severance provisions. We also have entered into change in control agreements with each of our named executive officers. Our Board of Directors authorized amending the severance and change in control agreements with our named executive officers other than Mr. Malone to bring them into compliance with the requirements of Section 409A of the Internal Revenue Code in February 2008. These amendments also reduced the protection period after a change in control from three years to two years and extended the term of the change in control agreements until February 26, 2011. Mr. Malone’s agreements, which also comply with the requirements of Section 409A, are discussed in more detail below.

Our named executive officers’ change in control agreements and severance agreements are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. These agreements are described in detail in the section below entitled “Potential Payments upon Termination or Change in Control.”

We believe that the severance agreements help us to attract talented executives by providing an executive with security in the event that we terminate him or her without cause or, in some cases, if specified actions on our part cause the executive to leave. We believe that these agreements provide security to our executives that allows them to focus on managing our business and, in the event the executive’s position is terminated without wrongdoing by the executive, to transition to a new position. These agreements also allow us to obtain a release of claims from the executive and valuable covenants to protect our confidentiality, as well as non-competition and non-solicitation agreements that protect our business.

If there is a change in control, our business may change significantly and one or more of our executives may not have a place in the resulting company, or may face a significantly changed working environment. Even the rumor of a potential change in control can create uncertainty that could have a disruptive effect on our business and lead to executive departures. Therefore, our change in control agreements are designed to provide additional security for our executives in the event that their employment is terminated, or if we take certain actions that cause them to leave voluntarily, as a result of a change in control of Gentiva. The additional benefits these agreements offer upon a change in control provide an incentive for executives to pursue potential business transactions that could be very valuable to us and to our shareholders, but which could create an uncertain future for our executive officers. We also provide accelerated option vesting in the event of a change in control to allow the executives to participate fully in any resulting increase in the value of our common stock in the same manner as shareholders.

In November 2008, in connection with the announced promotion of Mr. Strange to Chief Executive Officer and his election as a director, effective January 1, 2009, and the anticipated transition of Mr. Malone from the role of Chief Executive Officer and Chairman of the Board to serving solely as an executive Chairman of the Board, the Committee approved a new employment agreement and change in control agreement with Mr. Malone, replacing the agreements previously in effect. The new agreements, which extended their respective terms to December 31, 2009 and were subsequently amended in September 2009, are further described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The new agreements were designed to adjust the terms of Mr. Malone’s employment and his severance and change in control benefits to reflect the change in his duties and the revised time period covered by his agreements.

With respect to Mr. Malone’s employment agreement, principal changes approved by the Committee in November 2008 included setting his minimum base salary to reflect his then current base salary of $750,000, providing that his bonus for 2009 would not be less than 75% of base salary, and adjusting the base salary component of the severance benefits he would be entitled to receive in the event of termination by us without “cause” or termination by Mr. Malone with “good reason” to be limited only to the amount of base salary that he would otherwise be entitled to receive during the remaining term of the agreement had a termination not taken place. The adjusted severance benefits were designed to reflect Mr. Malone’s role and responsibilities as executive Chairman of the Board. Principal changes to Mr. Malone’s change in control agreement in November 2008 included aligning the protected period with the term of the agreement, providing for immediate and full vesting and continued exercisability of equity awards for three years following termination of employment, and capping any tax gross-up payment for benefits payable upon a change in control after March 24, 2009 at $1 million. The new change in control agreement reflected the Committee’s desire to limit benefits payable upon a change in control, taking into account current trends with respect to such agreements.

In September 2009, the Committee amended Mr. Malone’s employment agreement and change of control agreement effective January 1, 2010, to generally extend the terms of each agreement by one additional year. The amendment to Mr. Malone’s employment agreement provides that Mr. Malone will continue to serve as executive Chairman of the Board until December 31, 2010, but will not be entitled to an annual bonus in 2010. The amendment to Mr. Malone’s change in control agreement modifies the calculation of his severance payment under this agreement if his employment were terminated following a change in control in 2010. Since Mr. Malone is no longer entitled to an annual bonus in 2010, his severance payment now is equal to two and one half times his annual base salary in effect on the date his employment is terminated or the date of the change in control (whichever is higher). In addition, Mr. Malone will receive the pro-rata portion of his annual base salary through the remainder of the employment period, but not to exceed six months. Mr. Malone’s agreements were extended by a year in recognition that Mr. Malone continues to represent Gentiva before industry groups, legislators and regulators in matters relating to health care reform and to assist in the development of Gentiva’s new Chief Executive Officer.

Other Compensation

In addition to the primary compensation elements discussed above, we provide our executive officers with benefits and perquisites such as an automobile allowance, reimbursement for the costs of certain related expenses, an executive physical and company-paid life insurance premiums, which are described in the Summary Compensation Table and the narrative accompanying the table. The Committee considers these additional benefits as part of its overall analysis of executive compensation. We believe that these enhanced benefits and perquisites provide our executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities. In addition, we believe that these benefits and perquisites help the Company to be competitive and retain talented executives.

We also maintain the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan to provide executive retirement benefits to our executive officers as described in the narrative following the Nonqualified Deferred Compensation table below. The plan permits us to make both discretionary matching contributions and separate profit-sharing contributions, which are determined by the Committee. In 2009, the Committee continued matching contributions for participating executives at the same rate as we provide under our 401(k) plan for all eligible employees (a match of 50% of a participant’s contributions that do not exceed 6% of the participant’s compensation). Company matching contributions for our executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table below. Our named executive officers are not eligible to participate in the Company’s 401(k) plan.

The Committee also made a separate determination to make profit sharing contributions under the 2005 Nonqualified Retirement Plan. The Committee reviewed historical profit sharing amounts as well as corporate performance in 2009 and then established a profit sharing contribution equal to 6.3% of 2009 compensation in excess of $110,000. Profit sharing contributions for our executive officers also are reflected in the “All Other Compensation” column of the Summary Compensation Table below. The Committee took into account that we do not provide pension or other supplemental executive retirement plan benefits to our executive officers in making the profit sharing contributions. We believe that our deferred compensation benefits aid in retention because they generally require the executive to remain with us for at least five years to be entitled to payment in full of Company contributions and provide tax benefits that executives value.

Promotion of Tony Strange to Chief Executive Officer and Election as a Director

As noted above, in November 2008, we announced the promotion of Mr. Strange to Chief Executive Officer of Gentiva and his election as a director, effective January 1, 2009. In December 2008, in connection with his promotion, the Committee analyzed Mr. Strange’s compensation, including base salary and target bonus percentage. The Committee used a similar analysis to that described above with regard to 2009 base salary and bonus determinations, including review of peer company data provided by its independent compensation consultant, a comparison of Mr. Strange’s and our previous CEO’s historical compensation and consideration of the increased role and responsibilities Mr. Strange would have in his new position. Following this analysis, the Committee decided to increase Mr. Strange’s base salary from $500,000 to $625,000, effective with his promotion on January 1, 2009, and to increase his target bonus award from 70% to 100% of base salary for the 2009 fiscal year.

In addition, as part of Mr. Strange’s promotion, the Committee, following a review of information provided by its independent compensation consultant, approved a grant to Mr. Strange of nonqualified stock options to purchase 125,000 shares of our common stock under our 2004 Equity Incentive Plan. The grant was effective on January 5, 2009, and the exercise price per share was $28.17, the volume weighted average price per share of our common stock on Nasdaq on the grant date. One half of the stock option (62,500 shares) has time-based vesting and the other half (62,500 shares) will vest only if performance goals are met. The vesting schedule of the time-based portion of the option is 50% on the second anniversary of the grant date and 25% on each of the following two anniversaries of the grant date. The goals for the performance-vesting portion of the stock option are based on our cumulative EBITDA margin growth compared to the 2008 base year. The Committee considers Mr. Strange’s performance vesting goals to be challenging but attainable, requiring sustained performance over a four-year period to achieve 100% of his vesting opportunity. The vesting of the performance-based portion will occur upon the Committee’s certification of the achievement of the performance goals, measured at the end of fiscal years 2010, 2011 and 2012, with 50% of the performance-based portion eligible to vest following fiscal year 2010 and 25% eligible to vest following each of fiscal years 2011 and 2012. In addition, if the performance goals are not met following fiscal years 2010 and 2011, some or all of the unvested portion may still vest following fiscal year 2012 if specified levels of cumulative EBITDA margin growth compared to the 2008 base year are met as of the end of fiscal year 2012. As noted above under “Equity Incentive Awards,” the Committee views equity grants as an important tool in aligning the interests of our executive officers and our shareholders. The Committee designed Mr. Strange’s promotion grant to have both a retention feature, due to the structure of the time-based vesting of the stock option, and a performance-based feature, tying the vesting of a portion of the grant to our financial performance, in particular cumulative EBITDA margin growth, which the Committee believes is an important component in increasing value for all of our shareholders.

As noted below in the “Grants of Plan-Based Awards” table, the Committee, as part of its annual grant of stock options, awarded Mr. Strange on February 3, 2009, nonqualified stock options to purchase 100,000 shares of our common stock under our 2004 Equity Incentive Plan. The stock options have time-based vesting and vest 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The stock options have an exercise price per share of $26.43, the volume weighted average price per share of our common stock on Nasdaq on the grant date.

Compensation, Corporate Governance and Nominating Committee Report

The Compensation, Corporate Governance and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation, Corporate Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. Messrs. Ganzi and Troubh were members of the Compensation, Corporate Governance and Nominating Committee for all of 2009. Messrs. Lochner and Olsten became members of the Compensation, Corporate Governance and Nominating Committee on September 3, 2009 and May 14, 2009, respectively.

COMPENSATION, CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Victor F. Ganzi, Chairman

Philip R. Lochner, Jr.

Stuart Olsten

Raymond S. Troubh

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Summary Compensation Table

The following table sets forth the compensation earned in our 2009 fiscal year by the two individuals who served as our Chief Executive Officer during the fiscal year, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on January 3, 2010, the last day of our 2009 fiscal year, for services rendered to us in all capacities, and, for those of our executive officers who were named in last year’s proxy statement, for fiscal years 2008 and 2007. We refer to these individuals as the “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)	Option Awards ($)(1)			Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)			All Other Compensation ($)			Total ($)
Ronald A. Malone	2009		$762,329		—		—		—			$1,250,000		—			$138,787	(3)		$2,151,116
Executive Chairman of the Board and Former Chief Executive Officer(2)	2008 2007	$ $	748,846 698,558	$	— 437,500	(5)	— —	$ $	631,500 777,425		$ $	750,000 262,500	$ $	7,326 11,463	(4) (6)	$ $	134,814 87,816		$ $	2,272,486 2,275,262

Tony Strange	2009		$634,247		—		—		$2,036,813	(8)		$1,250,000		—			$121,498	(9)		$4,042,558
Chief Executive Officer and President(7)	2008		$499,077		—		—		$442,050			$500,000		—			$87,571			$1,528,698
	2007		$453,538		—		—		$494,725			$254,000		—			$62,799			$1,265,062

John R. Potapchuk	2009		$422,707		—		—		$439,500			$510,000		—			$95,443	(10)		$1,467,650
Executive Vice President, Chief Financial Officer and Treasurer	2008 2007	$ $	399,423 374,327		— —		— —	$ $	315,750 353,375		$ $	375,000 202,500		— —		$ $	78,832 65,152		$ $	1,169,005 995,354

Stephen B. Paige	2009		$381,041		—		—		$351,600			$380,000		—			$79,355	(11)		$1,191,996
Senior Vice President, General Counsel and Secretary	2008		$359,308		—		—		$252,600			$275,000		—			$64,094			$951,002
	2007		$329,423		—		—		$268,565			$165,000		—			$57,523			$820,511

Charlotte A. Weaver	2009		$259,068		—		—		$263,700			$260,000		—			$41,145	(13)		$823,913
Senior Vice President, Chief Clinical Officer(12)

John N. Camperlengo	2009		$243,863		—		—		$263,700			$245,000		—			$42,053	(15)		$794,616
Senior Vice President, Chief Compliance Officer and Deputy General Counsel(14)

(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, except that, as required by the Securities and Exchange Commission regulations, the amounts in this column do not reflect any assumed forfeitures.
(2)	Mr. Malone served as Chief Executive Officer for the first three days of our 2009 fiscal year. Effective January 1, 2009, he began serving solely as our executive Chairman of the Board.
(3)	This amount for Mr. Malone in 2009 includes an automobile allowance; gas; gross-up of the taxable portion of income for the automobile allowance; company-paid life insurance premiums; $23,366 in matching contributions and $87,314 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(4)	This amount is the above-market portion of interest earned in 2008 on bonus amounts Mr. Malone previously deferred under his employment agreement, which we describe below in the narrative following the Nonqualified Deferred Compensation table.
(5)	This amount reflects a discretionary increase of Mr. Malone’s bonus under the Executive Officers Bonus Plan.
(6)	This amount is the above-market portion of interest earned in 2007 on bonus amounts Mr. Malone previously deferred under his employment agreement, which we describe below in the narrative following the Nonqualified Deferred Compensation table.
(7)	Mr. Strange became Chief Executive Officer and a director on January 1, 2009.
(8)	This amount includes a one-time promotional award of 125,000 options that Mr. Strange received in connection with his promotion to Chief Executive Officer. 62,500 options of this award have time-based vesting over a four year schedule. 62,500 options of this award are subject to performance goals, which could result in 0 to 62,500 options being vested at the end of four years.
(9)	This amount for Mr. Strange in 2009 includes an automobile allowance; gross-up of the taxable portion of income for the automobile allowance; company-paid life insurance premiums; and $34,212 in matching contributions and $63,517 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(10)	This amount for Mr. Potapchuk in 2009 includes an automobile allowance; gas; maintenance and insurance; gross-up of the taxable portion of income for the automobile allowance; an executive physical; company-paid life insurance premiums; and $24,177 in matching contributions and $42,747 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(11)	This amount for Mr. Paige in 2009 includes an automobile allowance; gas; maintenance and insurance; gross-up of the taxable portion of income for the automobile allowance; company-paid life insurance premiums; an executive physical; and $19,902 in matching contributions and $33,892 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.

(12)	Dr. Weaver was not a named executive officer during 2008 and 2007. Only compensation information for 2009 is included.
(13)	This amount for Dr. Weaver in 2009 includes an automobile allowance; gas; maintenance; gross-up of the taxable portion of income for the automobile allowance; company-paid life insurance premiums; and $7,356 in matching contributions and $13,791 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.
(14)	Mr. Camperlengo was not a named executive officer during 2008 and 2007. Only compensation information for 2009 is included.
(15)	This amount for Mr. Camperlengo in 2009 includes an automobile allowance; gas; insurance; gross-up of the taxable portion of income for the automobile allowance; company-paid life insurance premiums; and $7,456 in matching contributions and $15,057 in profit sharing contributions under our 2005 Nonqualified Retirement Plan.

In early 2010, our Compensation, Corporate Governance and Nominating Committee eliminated the tax gross-up on the auto allowance and made a one-time adjustment to each executive officer’s base salary.

Grants of Plan-Based Awards

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)		Maxi- mum (#)
Ronald A. Malone	N/A	N/A	—	$750,000	$1,500,000
Tony Strange	1/5/2009	12/23/2008				—	62,500	(5)	—	—	—		$28.17	$28.29	$578,907
	1/5/2009	12/23/2008				—	—		—	—	62,500	(6)	$28.17	$28.29	$578,907
	2/3/2009	2/3/2009				—	—		—	—	100,000		$26.43	$26.62	$879,000
	N/A	N/A	—	$625,000	$1,250,000
John R. Potapchuk	2/3/2009	2/3/2009				—	—		—	—	50,000		$26.43	$26.62	$439,500
	N/A	N/A	—	$249,600	$832,000
Stephen B. Paige	2/3/2009	2/3/2009				—	—		—	—	40,000		$26.43	$26.62	$351,600
	N/A	N/A	—	$187,500	$750,000
Charlotte A. Weaver	2/3/2009	2/3/2009				—	—		—	—	30,000		$26.43	$26.62	$263,700
	N/A	N/A	—	$127,500	$510,000
John N. Camperlengo	2/3/2009	2/3/2009				—	—		—	—	30,000		$26.43	$26.62	$263,700
	N/A	N/A	—	$120,000	$480,000

(1)	Potential payouts of annual incentive awards under the Executive Officers Bonus Plan.
(2)	Grant of options under the 2004 Equity Incentive Plan.
(3)	The exercise price was determined by calculating the volume weighted average price of a share of our common stock on Nasdaq on the grant date.
(4)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 14 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010, except that, as required by the Securities and Exchange Commission regulations, the amounts in this column do not reflect any assumed forfeitures.
(5)	In connection with Mr. Strange’s promotion to Chief Executive Officer, he received a one-time promotional award under the 2004 Equity Incentive Plan of 62,500 options that are subject to performance goals, which could result in 0 to 62,500 options being vested at the end of four years.
(6)	In connection with Mr. Strange’s promotion to Chief Executive Officer, he received a one-time promotional award of 62,500 options that have time-based vesting and vest 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

Employment Agreement with Ronald A. Malone

In November 2008, we entered into a new employment agreement with Ronald A. Malone, who at the time was serving as our Chairman of the Board and Chief Executive Officer. The term of the new employment agreement was set to expire on December 31, 2009. In September 2009, we amended Mr. Malone’s employment agreement, effective January 1, 2010, to generally extend its term for one additional year.

The employment agreement entered into in November 2008 with Mr. Malone originally provided that he would serve as our Chairman of the Board and Chief Executive Officer unless directed by us to serve only as Chairman of the Board. We announced that, effective January 1, 2009, in connection with the promotion of Mr. Strange to Chief Executive Officer,

Mr. Malone would continue as an employee of the Company to serve solely as our executive Chairman of the Board. Pursuant to his employment agreement, Mr. Malone was entitled to receive a base salary of not less than $750,000 per year and, in 2009, to have the opportunity to receive an annual bonus, based on the achievement of target levels of performance, with target bonus equal to 100 percent of his base salary. So long as Mr. Malone remained employed through December 31, 2009, his annual bonus for 2009 would not be less than 75% of base salary and all his equity-based awards, to the extent outstanding and held by him on December 31, 2009, would become vested in full on December 31, 2009. Mr. Malone received a bonus for 2009 of 167 percent of his base salary as shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

The September 2009 amendment to Mr. Malone’s employment agreement, extending the term to December 31, 2010, provides that he will continue to serve as executive Chairman of the Board but will not be entitled to a bonus for the 2010 fiscal year. Pursuant to his employment agreement, Mr. Malone is entitled to receive customary benefits, perquisites, reimbursement of expenses and indemnification provided to other executive officers during 2010. Mr. Malone will provide consulting services to us for 15 months following termination of his employment and will receive $15,000 per month in compensation.

Letter Agreement with Tony Strange

Effective February 28, 2008, we entered into a letter agreement with Mr. Strange, replacing a prior letter agreement we had entered into with him in February 2006 in connection with the Healthfield acquisition, which set out the terms and conditions of his employment with us, including his title, salary, bonus opportunity, equity compensation, severance benefits and health and welfare benefits. In connection with the promotion of Mr. Strange to Chief Executive Officer, effective January 1, 2009, we amended the letter agreement to increase Mr. Strange’s annual base salary to $625,000 and his target annual bonus to 100% of base salary. In addition, the Compensation Committee approved a grant to Mr. Strange of 125,000 nonqualified options under our 2004 Equity Incentive Plan, effective January 5, 2009, as discussed above in the Compensation Discussion and Analysis under the section entitled “Promotion of Tony Strange to Chief Executive Officer and Election as a Director.” The severance benefits provided in the letter agreement with Mr. Strange, as amended, are described below under the heading “Potential Payments Upon Termination or Change in Control.”

2004 Equity Incentive Plan

We maintain the Gentiva Health Services, Inc. 2004 Equity Incentive Plan, which is administered by our Compensation, Corporate Governance and Nominating Committee. Based in part on the recommendations of our Chief Executive Officer, the Committee designates participants to receive awards, determines the types of awards to be granted, sets the terms and conditions of the awards, and makes all other determinations necessary under the 2004 Equity Incentive Plan. Currently, the maximum number of shares for which awards may be granted to any individual participant in any calendar year is 500,000 shares. To date, we have not granted awards of more than 225,000 shares to any individual in any calendar year. At our 2009 Annual Meeting of Shareholders, our shareholders approved amending our 2004 Equity Incentive Plan, among other things, to add 600,000 shares to the shares authorized for issuance under the plan and to shorten the maximum term of new options granted under the plan after February 25, 2009 from ten years to seven years.

The 2004 Equity Incentive Plan permits the Committee to grant stock options, stock appreciation rights, restricted stock, performance stock units and cash awards. The stock options we granted in 2009 become exercisable on a four-year schedule, with 50% of each award becoming exercisable on the second anniversary of the grant date, 25% of the award becoming exercisable on the third anniversary of the grant date, and the remainder becoming exercisable on the fourth anniversary of the grant date. However, as discussed above in Compensation Discussion and Analysis, certain of the stock options granted to Mr. Strange will vest on such grant date anniversaries only if certain performance goals also are met.

Stock options we have granted also become fully exercisable earlier upon a change in control, as described below under the heading “Potential Payments Upon Termination or Change in Control.” The exercise price of each option equals the fair market value of a share of our common stock on the date of grant. Fair market value is determined by the Committee and, for the 2009 awards, was again determined to be equal to the volume weighted average price of a share of our common stock on Nasdaq on the grant date of the awards. The volume weighted average price is calculated by taking the weighted average of the prices of each trade of our common stock on Nasdaq on the grant date. Prior to the adoption of the 2004 Equity Incentive Plan, we had made option grants under the Gentiva Health Services, Inc. 1999 Stock Incentive Plan.

Executive Officers Bonus Plan

We provide our executive officers with annual incentive awards, which we refer to as the executives’ annual bonuses, under our Executive Officers Bonus Plan. The Bonus Plan is administered by our Compensation, Corporate Governance and Nominating Committee, which has the authority to establish performance goals and formulas for determining incentive awards under the plan each fiscal year, select the executives who will participate, and determine whether the performance goals for any fiscal year have been achieved. Under the Bonus Plan, the amount of any executive’s annual bonus may not be greater than the lesser of 200% of the executive’s annual base salary or $2.5 million.

In 2009, the Committee set our named executive officers’ target bonuses as a percentage of their base salary, as discussed above in the Compensation Discussion and Analysis under the section entitled “Annual Incentive Compensation.” The actual amount payable for annual bonuses is determined by the Committee after the end of the year, based on the extent to which performance goals, which are a combination of criteria related to overall corporate financial performance and individually tailored performance criteria, were met. The corporate and individual performance criteria are discussed above in more detail in the Compensation Discussion and Analysis under the section entitled “Annual Incentive Compensation.”

At its meeting in February 2010, the Committee evaluated corporate and individual performance for 2009. As a result, as discussed above in the Compensation Discussion and Analysis, the Committee granted the awards reported in the Summary Compensation Table above in the column entitled “Non-Equity Incentive Plan Compensation.”

Bonuses are paid in a single lump sum in cash after the end of the fiscal year. Generally, an executive must remain employed through the end of the year to receive a bonus, except in certain circumstances as described below under the heading “Potential Payments Upon Termination or Change in Control.”

We are asking our shareholders to approve the material terms of the performance criteria under the Bonus Plan, as more particularly described in Proposal 3 below.

Other Benefits and Perquisites

We provide each of our executive officers with an automobile allowance. We have historically paid an additional tax gross-up to cover income taxes on this benefit. In early 2010, our Compensation, Corporate Governance and Nominating Committee eliminated the tax gross-up on the auto allowance and made a one-time adjustment to each executive officer’s base salary. We also cover the costs of maintenance and insurance and, in some cases, pay the cost of gasoline.

Our executive officers are entitled to an annual executive physical. We pay the full cost of the physical, which is based on contractual rates we negotiated with the provider of the physicals. We also provide our executive officers with life insurance benefits, as described below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at January 3, 2010:

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald A. Malone(1)	100,000	—		—		$18.54	1/15/2018	—	—	—	—
	110,000	—		—		$19.52	1/5/2017	—	—	—	—
	100,000	—		—		$18.22	3/31/2016	—	—	—	—
	75,000	—		—		$16.38	1/3/2015	—	—	—	—
	100,000	—		—		$12.87	12/31/2013	—	—	—	—
	70,000	—		—		$8.74	1/2/2013	—	—	—	—
	86,638	—		—		$7.50	6/14/2012	—	—	—	—

Tony Strange	—	100,000	(2)	—		$26.43	2/3/2019	—	—	—	—
	—	62,500	(3)	62,500	(4)	$28.17	1/5/2019	—	—	—	—
	—	70,000	(5)	—		$18.54	1/15/2018	—	—	—	—
	35,000	35,000	(6)	—		$19.52	1/5/2017	—	—	—	—
	48,750	16,250	(7)	—		$18.22	3/31/2016	—	—	—	—

John R. Potapchuk	—	50,000	(2)	—		$26.43	2/3/2019	—	—	—	—
	—	50,000	(5)	—		$18.54	1/15/2018	—	—	—	—
	25,000	25,000	(6)	—		$19.52	1/5/2017	—	—	—	—
	33,750	11,250	(7)	—		$18.22	3/31/2016	—	—	—	—
	45,000	—		—		$16.38	1/3/2015	—	—	—	—
	55,336	—		—		$12.87	12/31/2013	—	—	—	—
	10,000	—		—		$8.74	1/2/2013	—	—	—	—
	16,899	—		—		$7.50	6/14/2012	—	—	—	—

Stephen B. Paige	—	40,000	(2)	—		$26.43	2/3/2019	—	—	—	—
	—	40,000	(5)	—		$18.54	1/15/2018	—	—	—	—
	19,000	19,000	(6)	—		$19.52	1/5/2017	—	—	—	—
	24,000	8,000	(7)	—		$18.22	3/31/2016	—	—	—	—

Charlotte A. Weaver	—	30,000	(2)	—		$26.43	2/3/2019	—	—	—	—
	—	30,000	(8)	—		$19.89	7/14/2018	—	—	—	—

John N. Camperlengo	—	30,000	(2)	—		$26.43	2/3/2019	—	—	—	—
	—	40,000	(9)	—		$18.18	5/19/2018	—	—	—	—

(1)	Under Mr. Malone’s employment agreement, as of December 31, 2009, all of his then outstanding unvested options became immediately vested. As of the end of the 2009 fiscal year, Mr. Malone had no unvested options.
(2)	These options were granted on February 3, 2009 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(3)	These options were granted on January 5, 2009 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(4)	These options were granted on January 5, 2009 and are subject to performance vesting, which could result in 0 to 62,500 options being vested at the end of four years.
(5)	These options were granted on January 15, 2008 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(6)	These options were granted on January 5, 2007 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(7)	These options were granted on March 31, 2006 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(8)	These options were granted on July 14, 2008 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.
(9)	These options were granted on May 19, 2008 and vest 50% two years from the grant date, 75% three years from the grant date and 100% four years from the grant date.

Option Exercises and Stock Vested

The following table sets forth information regarding exercises of stock options by our named executive officers during the 2009 fiscal year:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald A. Malone	145,018	$2,174,875	—	—
Tony Strange	—	—	—	—
John R. Potapchuk	50,265	$840,244	—	—
Stephen B. Paige	54,000	$502,302	—	—
Charlotte A. Weaver	—	—	—	—
John N. Camperlengo	—	—	—	—

Nonqualified Deferred Compensation

The following table sets forth information regarding deferred compensation arrangements that are not tax qualified for our named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (1)(2)
Ronald A. Malone	$46,731	$110,680	$9,858	—	$2,078,457	(3)
Tony Strange	$68,423	$97,729	$77,292	—	$399,944
John R. Potapchuk	$55,854	$66,924	$128,413	—	$1,056,071
Stephen B. Paige	$39,803	$53,793	$8,228	—	$319,878
Charlotte A. Weaver	$15,272	$21,146	$1,695	—	$38,363
John N. Camperlengo	$14,912	$22,513	$7,091	—	$53,735

(1)	The “Registrant Contributions in Last FY” column and “Aggregate Balance at Last FYE” column include our matching contributions under the 2005 Nonqualified Retirement Plan from 2009 and profit sharing contributions under the 2005 Nonqualified Retirement Plan that were made in 2010 with respect to the 2009 plan year, which are also reported in the Summary Compensation Table for 2009 under “All Other Compensation.”
(2)	This column includes amounts that are included in the “All Other Compensation” column of the Summary Compensation Table for 2008 and 2007 for certain of the named executive officers, as follows:

Name	2008	2007
Ronald A. Malone	$80,315	$62,546
Tony Strange	$42,176	$41,259
John R. Potapchuk	$32,263	$41,845
Stephen B. Paige	$27,172	$33,863

(3)	This amount includes $117,000 that is included in the “Bonus” column of the Summary Compensation Table for 2007 and $7,362 and $11,463 that are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table for 2008 and 2007, respectively.

Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan

Our named executive officers are eligible to participate in the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan, which is a nonqualified defined contribution retirement plan covering our highly compensated employees. In August 2007, Gentiva’s Board of Directors adopted, effective November 1, 2007, this plan to effectively “spin-off” from Gentiva’s existing Nonqualified Retirement and Savings Plan a new plan that generally retains the economic terms of the then existing plan but reflects necessary amendments based on the final regulations under Section 409A of the Internal Revenue Code. The 2005 plan applies to eligible highly compensated employees, including the named executive officers, and includes all amounts deferred after December 31, 2004 as well as after-tax contributions. Simultaneously with the adoption of the 2005 plan, the then existing plan was amended to freeze that plan such that no further contributions would be made to that plan effective November 1, 2007.

Under the 2005 plan, our executives may contribute up to 30% of their base salary and up to 75% of their bonuses and annual incentive awards, each on a pre-tax and/or after-tax basis. The plan permits us to make both discretionary matching contributions and separate profit sharing contributions, which are determined by our Compensation, Corporate Governance and Nominating Committee. We currently match 50% of a participant’s contributions that do not exceed 6% of the participant’s compensation (for a contribution up to 3% of compensation).

For 2009, we also made separate profit sharing contributions equal to 6.3% of each participant’s compensation in excess of $110,000. Employees must be employed on the date the profit sharing contribution is credited to the participant’s accounts to receive the profit sharing contribution. Compensation used to calculate these contributions includes base salary paid in 2009, as well as the bonuses and annual incentive awards that were paid in 2009.

Participants become 25% vested in our matching contributions and profit sharing contributions after completing two years of service with us, 50% vested after three years of service, 75% vested after four years of service, and 100% vested after five years of service. Participants also become fully vested upon termination of employment due to their death or disability, and upon a change in control, as described more fully in the section below entitled “Potential Payments Upon Termination or Change in Control.” Additionally, in order to comply with Section 409A of the Internal Revenue Code, the plan limits the timing of distributions and deferral elections as required by the Code. An employee is always 100% vested in his or her own contributions.

Contributions under the 2005 plan are credited to a bookkeeping account for the participant. Each account is adjusted for earnings and losses based on the performance of investment options, principally mutual funds, the participant selects. Subject to the requirements of Section 409A of the Internal Revenue Code, distributions under the plan are generally made in a lump sum or up to ten annual installments, as the participant elects, following termination of employment. A participant may request a withdrawal during employment of any after-tax contributions, or of other contributions in the event of an unforeseeable emergency. A participant’s after-tax contributions are set aside in a trust for the benefit of the participant. All pre-tax contributions are unfunded and payable from our general assets, although we have set aside funds in a trust to help us pay those benefits. The assets in this trust are subject to the claims of our general creditors.

Employment Agreement with Mr. Malone

Under the employment agreement entered into with Mr. Malone in November 2008, as amended in September 2009, in addition to any amounts deferred under our deferred compensation or savings plans, Mr. Malone has the right to defer payment of his base salary and annual bonus under the terms of any deferred compensation or savings plan or arrangement maintained by or acceptable to us, and must defer any portion of his annual bonus that would not be deductible to us under Section 162(m) of the Internal Revenue Code. Any portion of his annual bonus that is deferred because it would not be deductible under Section 162(m) of the Internal Revenue Code is credited with interest, on a compounded basis, at 1% above the prime rate in effect each calendar quarter and, subject to the requirements of Section 409A of the Internal Revenue Code, will be paid out in a lump sum following termination of Mr. Malone’s employment, unless he elects a different payment date. Mr. Malone was not required to defer any portion of his annual bonus for the 2009 fiscal year.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers following termination of employment or upon a change in control of Gentiva. In the first part of this section, we describe benefits that will be provided under our severance and change in control agreements, which are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. At the end of this section, we describe termination and change in control benefits provided under other general plans and arrangements that apply to any participating executive officer.

Severance Benefits under Mr. Malone’s Employment Agreement

Under Mr. Malone’s current employment agreement, termination of employment as a result of death or disability entitles the designated recipient to receive all of Mr. Malone’s earned but unpaid salary, vested benefits, earned but unpaid annual bonus for the preceding calendar year, an amount equal to Mr. Malone’s annual target bonus in the year of termination prorated through the date of termination (Mr. Malone is not entitled to an annual bonus for 2010) and accelerated vesting of all accrued pension and deferred compensation benefits. Upon a termination due to death, Mr. Malone’s widow is also entitled to a lump sum payment equal to six months’ base salary.

Mr. Malone’s employment agreement provides for the following severance benefits upon his termination by us without “cause” or his voluntary termination for “good reason”:

•	earned but unpaid salary and vested benefits;

•	the severance payments described below;

•	accelerated vesting of any accrued pension and deferred compensation benefits;

•	earned but unpaid bonus for the calendar year preceding the calendar year of termination;

•	continued health benefits for the lesser of two years or until he is provided substantially similar benefits by another employer;

•

if Mr. Malone has not become eligible for substantially similar health benefits from a subsequent employer after two years, we will reimburse Mr. Malone’s premium cost for substantially similar health benefits until the earlier of the date he qualifies for substantially similar health benefits from a subsequent employer or the date he becomes eligible for Medicare, capped at a monthly amount equal to the sum of (1) our monthly contribution toward the premium cost of such coverage had he remained covered under our health benefit plans, and (2) $417; and

•	full vesting for his options or other equity-based awards, all of which became vested in full on December 31, 2009.

The severance payments are an amount equal to:

•

if Mr. Malone’s termination of employment had occurred during calendar year 2009, the sum of (1) his base salary from the end of the employment period through December 31, 2009, (2) the amount of his annual bonus earned in accordance with the terms of the annual plan for calendar year 2009, which annual bonus may not be less than 75% of his base salary for 2009, and (3) an amount equal to $225,000.

•

if Mr. Malone’s termination of employment occurs during calendar year 2010, the sum of (1) his base salary through the end of the employment period through December 31, 2010 and (2) an amount equal to $225,000.

Mr. Malone will not be entitled to severance benefits under his employment agreement if he receives severance payments under his change in control agreement.

Under his employment agreement, “cause” means Mr. Malone’s felony conviction or any act of willful fraud, dishonesty or moral turpitude. Mr. Malone is not entitled to any severance benefits if his employment is terminated by us for “cause.” “Good reason” means termination of Mr. Malone’s employment by Mr. Malone prior to December 31, 2010, within 90 days after:

•	a change in his titles (other than in connection with his ceasing to serve as Chief Executive Officer and continuing as our executive Chairman);

•	the removal of Mr. Malone from, or failure to re-elect him to, our Board of Directors;

•	a reduction in Mr. Malone’s annual base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of his base salary;

•	the assignment to Mr. Malone of duties and responsibilities that are materially inconsistent with his position as executive Chairman;

•	a material breach by us of any other provision of his employment agreement; or

•	a failure by us to obtain the assumption of the obligations contained in his employment agreement by any successor.

The employment agreement restricts Mr. Malone’s ability to engage in competition with us during his employment and for the 24 months after termination of his employment. It also contains confidentiality provisions and provisions for nonsolicitation of our employees and clients. Mr. Malone is required to sign a release of claims as a condition to receiving severance benefits under the agreement.

Under Mr. Malone’s employment agreement and because his employment has in fact continued through December 31, 2009:

•

all equity-based compensation awards, to the extent outstanding and held by him on December 31, 2009, became vested in full on December 31, 2009, and any stock options held by him may be exercised until December 31, 2012 (but not beyond the original full term of the option). In the event Mr. Malone cannot exercise any such stock options during a period of time after December 31, 2010 because such an exercise would violate an applicable law, such stock options may be exercised until March 31, 2013 (but not beyond the original full term of the stock option);

•

we will provide continued health benefits for the lesser of 18 months or until he is provided substantially similar benefits by another employer. In addition, if Mr. Malone has not become eligible for substantially similar health benefits from a subsequent employer after the 18-month period, we will reimburse Mr. Malone’s premium cost for similar health benefits until the earlier of the date he qualifies for substantially similar health benefits from a subsequent employer or the date he becomes eligible for Medicare, capped at a monthly amount equal to the sum of (1) our monthly contribution toward the premium cost of such coverage had he remained covered under our health benefit plans, and (2) $417; and

•	we will also compensate Mr. Malone $15,000 per month for consultation services to us for a 15-month period following his termination of employment.

Severance Benefits under Mr. Malone’s Change in Control Agreement

In November 2008, we entered into a new change in control agreement with Mr. Malone, which was subsequently amended in September 2009 to extend the term to December 31, 2010. The agreement generally provides benefits if we terminate Mr. Malone’s employment after a change in control without “cause”, or

Mr. Malone terminates his employment after a change in control for “good reason.” In addition, Mr. Malone may receive the benefit of his change in control agreement if we terminate him without “cause” within one year before a change in control, if his termination arises in connection with the change in control.

Change in control in the agreement is defined the same as under our 2004 Equity Incentive Plan, as described below, except that no event will constitute a change in control unless such event is also a “change in control event” as defined in the regulations issued under Section 409A of the Internal Revenue Code. “Cause” is defined the same as under his employment agreement. Mr. Malone is not entitled to any benefits under his change in control agreement if his employment is terminated by us for “cause.” “Good reason” under the change in control agreement means Mr. Malone terminates his employment, after failure by us to remedy the cause of termination within 30 days of receipt of written notice from Mr. Malone, due to:

•	a reduction in his base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary;

•

our failure to maintain benefits as favorable as those in place before the change in control or taking any action that would reduce his benefits, other than a minor reduction that applies to all participants;

•	a material diminution in his positions, duties and responsibilities;

•	our failure to assign duties, responsibilities and obligations customarily assigned to individuals serving as executive chairman of the board of comparable companies;

•	a material breach by us of our obligations under Mr. Malone’s employment agreement;

•	our failure to have a successor assume the change in control agreement; and

•	our attempt to terminate Mr. Malone without “cause” without giving him advance written notice.

The benefits provided under Mr. Malone’s change in control agreement are:

•	base salary through the date of termination of employment, together with payment for unused vacation;

•

a lump sum equal to two and one-half times Mr. Malone’s annual base salary and target annual bonus for the year of termination or the year of the change in control, whichever is higher; provided that no target annual bonus amount will be included in the calculation if a change in control occurs during 2010;

•	full vesting of any accrued retirement benefits;

•

continued health, life, disability and other employee welfare benefits on the same basis as an active employee for the lesser of two years or until Mr. Malone is provided by another employer with substantially comparable benefits;

•

if Mr. Malone has not become eligible for substantially similar health benefits from a subsequent employer by the second anniversary of the date of termination of employment, we will reimburse Mr. Malone’s premium cost for substantially similar health benefits until the earlier of the date he qualifies for substantially similar health benefits from a subsequent employer or the date he becomes eligible for Medicare, capped at a monthly amount equal to the sum of (1) our monthly contribution toward the premium cost of such coverage had he remained covered under our health benefit plans, and (2) $417;

•

full vesting for his options or other equity-based awards and continued exercisability of stock options for three years following termination (but not beyond the original full term of the stock option) or for such period of time as may be provided under the plan under which the stock options were granted, whichever is longer; and

•

if a change in control occurs in 2010, we will pay him an amount equal to his annual base salary in effect immediately prior to the date of termination of employment or the date of the change in control

(whichever is higher) for the period beginning on the date of his termination of employment and ending on the earlier of (a) December 31, 2010 and (b) the date of the six month anniversary of his termination of employment.

If Mr. Malone is entitled to benefits under his change in control agreement, he will not be entitled to severance benefits otherwise payable under his employment agreement or any other severance plan or policy.

If any payment under the change in control agreement or otherwise is subject to the excise tax on golden parachute payments under the Internal Revenue Code, Mr. Malone will generally be entitled to receive an additional “gross-up payment” in an amount sufficient to make him whole for such excise tax, provided that the amount of any gross-up payment resulting from such change in control will be no greater than $1,000,000. In addition, we are required to pay Mr. Malone’s legal fees if he prevails in a dispute with us relating to the change in control agreement.

Executive Officer Change in Control Agreements

We have entered into change in control agreements with Messrs. Strange, Potapchuk, Paige and Camperlengo and Dr. Weaver. The agreements, whose terms extend until February 26, 2011, generally provide benefits in the event of a change in control if (1) the executive’s employment is terminated by us without “cause” or by the executive for “good reason” and (2) the termination is within two years after a change in control. In addition, the executive officer would receive the benefit of the agreement if we terminate the executive without “cause” within one year before a change in control, if the termination arises in connection with the change in control.

Under the change in control agreements, “cause” means the executive’s:

•	felony conviction;

•	willful act of fraud;

•	act of dishonesty or moral turpitude;

•	willful and continued failure to perform the executive’s duties for us, which is not corrected after we make a written demand; or

•	willful conduct which is demonstrably and materially harmful to us.

No benefits are payable under a change in control agreement if an executive’s employment is terminated for “cause.”

Termination for “good reason” means, unless remedied by us within 30 days after receipt of written notice from the executive, the executive terminates due to:

•	a reduction in the executive’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary;

•	our relocation of the executive more than 40 miles from the executive’s current office;

•

our failure to maintain benefits as favorable as those in place before the change in control or taking any action that would reduce the executive’s benefits, other than a minor reduction that applies to all participants;

•	a material reduction in the executive’s positions, duties and responsibilities;

•	our failure to have a successor assume the change in control agreement; or

•	our attempt to terminate the executive without cause without giving him advance written notice.

Change in control is defined the same as in our 2004 Equity Incentive Plan, as described below. No event will constitute a change in control, however, unless that event is also a “change in control event” as defined in the regulations issued under Section 409A of the Internal Revenue Code.

The benefits provided under the change in control agreement are:

•	base salary through the date of termination of employment, together with payment for unused vacation;

•

a lump sum equal to two times the executive’s base salary and target annual bonus for the year of termination or average annual bonus for the three years before the year of the change in control, whichever is higher;

•	accelerated vesting of any accrued retirement benefits;

•

continued health, life, disability and other employee welfare benefits on the same basis as an active employee for the lesser of two years or until the executive is provided substantially similar benefits by another employer; and

•

full vesting for the executive’s options or other equity-based awards and continued exercisability of stock options for one year following termination (but not beyond the original full term of the stock option) or for such period of time as may be provided under the plan under which the stock options were granted, whichever is longer.

Under certain circumstances, the above benefits could be reduced in order to avoid the incurrence of excise taxes by the executives and the loss of a tax deduction to us. In addition, we are required to pay the executive’s legal fees if the executive prevails in a dispute with us relating to the change in control agreement. The executives are not required to seek other employment or otherwise mitigate any damages that are caused as a result of a change in control, but they are required to keep our confidential information private.

Severance Agreements

We have entered into severance agreements with Messrs. Strange, Potapchuk, Paige and Camperlengo and Dr. Weaver. These severance agreements provide severance benefits if we terminate the officer other than for “cause,” or if, subject to certain notice and cure provisions, the officer terminates his or her employment within 60 days after we reduce the officer’s base salary, other than a general salary reduction that applies to a majority of our salaried employees. “Cause” in the agreements is generally defined as the officer’s:

•	conviction for a felony, fraud, embezzlement or a crime of moral turpitude;

•	controlled substance abuse;

•	alcoholism that interferes with or affects responsibilities to us or negatively reflects upon our integrity or reputation;

•	gross negligence which is materially harmful to us;

•	violation of any express written directions or any reasonable written policy or procedure we may establish regarding the conduct of our business; or

•	a breach of any material term and condition of the agreement.

The severance benefits consist of continued salary for eighteen months for Mr. Potapchuk, and twelve months for Messrs. Strange, Paige and Camperlengo and Dr. Weaver, and continued health benefits on the same basis as active employees for the same period, or until the executive obtains similar health benefits from a new employer, whichever comes first.

No benefits are payable under the severance agreement if benefits are payable under the officer’s change in control agreement. Pursuant to the severance agreements, the officers agreed to certain covenants relating to competition, confidential information and nonsolicitation of our employees and business, and agree to sign a general release at the time of termination.

Mr. Malone

The following table shows the potential payments to Mr. Malone assuming termination of employment on December 31, 2009, the last business day of our 2009 fiscal year, under his employment agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Executive Benefits and Payments Upon Termination	Employment Agreement									Change in Control Agreement
	Termination Without Cause		Termination for Good Reason		Termination for Cause	Termination Due to Disability		Termination Due to Death		Termination following Change in Control
Compensation:
Base Salary	—		—		—	—		—		$1,875,000	(1)
Actual Annual Bonus Earned	$1,250,000		$1,250,000		—	—		—		—
Target Annual Bonus	—		—		—	$750,000	(2)	$750,000	(2)	$1,875,000	(1)
Stock Option Vesting(3)	—		—		—	—		—		—
Severance Payment	$225,000		$225,000		—	—		—		—

Benefits and Perquisites:
Retirement Plan Vesting(4)	—		—		—	—		—		—
Health and Welfare Benefits	$20,166	(5)	$20,166	(5)	—	—		—		$20,686	(6)
Death Benefit	—		—		—	—		$375,000	(7)	—
Life Insurance	—		—		—	—		—		$1,630	(6)
Executive Physical	—		—		—	—		—		$5,200	(6)
Excise Tax Gross-Up	—		—		—	—		—		$—

Total	$1,495,166		$1,495,166		—	$750,000		$1,125,000		$3,777,516

(1)	For termination following a change in control, assumes 2.5 times both the salary and the target annual bonus would be paid. (As previously discussed, because Mr. Malone will not be entitled to a bonus in 2010, he will not receive the target annual bonus award component if a change of control occurs after December 31, 2009.)
(2)	Mr. Malone’s target annual bonus would be paid for the year of termination due to death or disability prorated on a daily basis through the date of termination.
(3)	Under the terms of Mr. Malone’s employment agreement, so long as his employment continued through December 31, 2009 all his outstanding stock options vested in full on December 31, 2009.
(4)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Malone is already 100% vested.
(5)	Assumes continued participation in current medical, dental and vision care as in place at the end of 2009, at current rates, for 24 months.
(6)	Assumes continued participation in current health and welfare benefit programs as in effect at the end of 2009 at current rates, for a period of 24 months. For executive physical, assumes Mr. Malone uses the benefit twice during this period.
(7)	Consists of a benefit payable to Mr. Malone’s widow.

Mr. Strange

The following table shows the potential payments to Mr. Strange assuming termination of employment on December 31, 2009, the last business day of our 2009 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$625,000	(1)	—	$1,250,000	(1)
Target Annual Bonus	—		—	$1,250,000	(1)
Stock Option Vesting	—		—	$1,055,888	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	—	(3)
Health and Welfare Benefits	$10,083	(4)	—	$20,686	(5)
Life Insurance	—		—	$1,630	(5)
Executive Physical	—		—	$5,200	(5)
Excise Tax Cut Back	—		—	$(503,170	)(6)

Total	$635,083		—	$3,080,234

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2009 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 31, 2009 and the exercise price of all outstanding unvested stock options for which the closing price on December 31, 2009 was in excess of the unvested stock options exercise price. Stock options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan. Termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Strange is already 100% vested.
(4)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2009 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2009 at current rates for two years. For executive physical, assumes that Mr. Strange uses the benefit twice during this period.
(6)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Strange’s annual taxable earnings for the previous four years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous four years. The excise tax cutback provision contained in Mr. Strange’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with FASB ASC Topic 718, but adjusted in accordance with IRS regulations.

Mr. Potapchuk

The following table shows the potential payments to Mr. Potapchuk assuming termination of employment on December 31, 2009, the last business day of our 2009 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Executive Benefits and Payments Upon Termination	Severance Agreement			Change in Control Agreement
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$624,000	(1)	—	$832,000	(1)
Target Annual Bonus	—		—	$499,200	(1)
Stock Option Vesting	—		—	$738,638	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	—	(3)
Health and Welfare Benefits	$15,124	(4)	—	$20,686	(5)
Life Insurance	—		—	$1,630	(5)
Executive Physical	—		—	$5,200	(5)
Excise Tax Cut Back	—		—	—

Total	$639,124		—	$2,097,354

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 18 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2009 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 31, 2009 and the exercise price of all outstanding unvested stock options. Stock options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan. Termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Potapchuk is already 100% vested.
(4)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2009 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2009 at current rates for two years. For executive physical, assumes that Mr. Potapchuk uses the benefit twice during this period.

Mr. Paige

The following table shows the potential payments to Mr. Paige assuming termination of employment on December 31, 2009, the last business day of our 2009 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$375,000	(1)	—	$750,000	(1)
Target Annual Bonus	—		—	$375,000	(1)
Stock Option Vesting	—		—	$574,630	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	—	(3)
Health and Welfare Benefits	—		—	$520	(4)
Life Insurance	—		—	$1,630	(4)
Executive Physical	—		—	$5,200	(4)
Excise Tax Cut Back	—		—	$—

Total	$375,000		—	$1,706,980

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2009 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 31, 2009 and the exercise price of all outstanding unvested stock options. Stock options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan. Termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Paige is already 100% vested.
(4)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2009 at current rates for two years. For executive physical, assumes that Mr. Paige uses the benefit twice during this period.

Dr. Weaver

The following table shows the potential payments to Dr. Weaver assuming termination of employment on December 31, 2009, the last business day of our 2009 fiscal year, under her severance agreement or following a change in control of Gentiva under her change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$255,000	(1)	—	$510,000	(1)
Target Annual Bonus	—		—	$255,000	(1)
Stock Option Vesting	—		—	$231,000	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	$6,129	(3)
Health and Welfare Benefits	$5,973	(4)	—	$12,444	(5)
Life Insurance	—		—	$1,187	(5)
Executive Physical	—		—	$5,200	(5)
Excise Tax Cut Back	—		—	$(304,717	)(6)

Total	$260,973		—	$716,243

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2009 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 31, 2009 and the exercise price of all outstanding unvested stock options. Stock options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan. Termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Dr. Weaver is 25% vested, but a change in control would cause any unvested amounts to become fully vested.
(4)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2009 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2009 at current rates for two years. For executive physical, assumes that Dr. Weaver uses the benefit twice during this period.
(6)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Dr. Weaver’s annual taxable earnings for the previous one year, but only if the total change in control benefits and payments exceed three times her average annual taxable earnings for the previous one year. The excise tax cutback provision contained in Dr. Weaver’s agreement generally provides for a reduction in her change in control benefits and payments to just below the amount that would trigger the excise tax. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with FASB ASC Topic 718, but adjusted in accordance with IRS regulations.

Mr. Camperlengo

The following table shows the potential payments to Mr. Camperlengo assuming termination of employment on December 31, 2009, the last business day of our 2009 fiscal year, under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$240,000	(1)	—	$480,000	(1)
Target Annual Bonus	—		—	$240,000	(1)
Stock Option Vesting	—		—	$370,600	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	—	(3)
Health and Welfare Benefits	$546	(4)	—	$1,585	(5)
Life Insurance	—		—	$1,117	(5)
Executive Physical	—		—	$5,200	(5)
Excise Tax Cut Back	—		—	$(151,518	)(6)

Total	$240,546		—	$946,984

(1)	For either termination without cause or termination within 60 days of a salary reduction, assumes 12 months of salary would be paid. For termination following a change in control, assumes two times both the salary and the target annual bonus for 2009 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 31, 2009 and the exercise price of all outstanding unvested stock options. Stock options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan. Termination of employment is not required for this benefit.
(3)	Pursuant to the 2005 Nonqualified Retirement Plan’s vesting schedule, Mr. Camperlengo is already 100% vested.
(4)	Assumes continued participation in current medical, dental and vision benefits as in place at the end of 2009 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2009 at current rates for two years. For executive physical, assumes that Mr. Camperlengo uses the benefit twice during this period.
(6)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Camperlengo’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Camperlengo’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with FASB ASC Topic 718, but adjusted in accordance with IRS regulations.

Executive Officers Bonus Plan

Generally, our executives must remain employed through the end of the year to receive payment of their annual incentive awards under our Executive Officers Bonus Plan. However, if an executive were to terminate during the year due to death, disability or retirement, the executive would receive a prorated award. Upon termination under any of these circumstances on January 3, 2010, the last day of our 2009 fiscal year, Mr. Malone would have received $1,250,000, Mr. Strange would have received $1,250,000, Mr. Potapchuk would have received $510,000, Mr. Paige would have received $380,000, Dr. Weaver would have received $260,000 and Mr. Camperlengo would have received $245,000.

Life Insurance

For employees with annual base salaries over $100,000 per year, including our named executive officers, we pay for an individual term life insurance policy that provides benefits equal to one times the employee’s annual base salary, subject to a maximum benefit of $350,000. If any of our named executive officers had terminated due to death on January 3, 2010, the officer would have received benefits under this policy equal to $350,000 for Messrs. Malone, Strange, Potapchuk and Paige, $255,000 for Dr. Weaver and $240,000 for Mr. Camperlengo. These amounts would be payable by the insurance company that issued the life insurance policies.

2004 Equity Incentive Plan

If an optionee’s employment terminates due to death, disability or retirement, any exercisable stock options expire 12 months following termination of the optionee’s employment. Retirement means termination of service at age 55 or later with ten or more years of service, at age 62 or later with five or more years of service, at age 65 or later, or at such other age as the Compensation, Corporate Governance and Nominating Committee may determine. If an optionee’s employment terminates for cause, all outstanding stock options terminate immediately. If an optionee’s employment terminates for any other reason, any exercisable stock options expire 90 days following termination of the optionee’s service. “Cause” is defined as:

•	the optionee’s conviction or plea of guilty or nolo contendere to a felony;

•	any act of willful fraud, dishonesty or moral turpitude; or

•	any willful and material breach of any written policy or any confidential or proprietary information, non-compete or non-solicitation covenant for our benefit.

If there is a change in control of Gentiva, then all outstanding stock options and any other awards under the Equity Incentive Plan will immediately become vested and exercisable, and all awards would remain exercisable for the remainder of their terms, even if the optionee were to terminate employment. A change in control would occur if:

•

any person or group, other than Miriam Olsten, Stuart Olsten and Cheryl Olsten and their spouses, descendants and estates, acquires beneficial ownership of at least 25% of the total voting power of our stock;

•	our directors or individuals approved by at least two-thirds of our existing Board cease to constitute a majority of our Board of Directors;

•	a majority of the nominees fail to be elected to our Board at a shareholders’ meeting;

•

we liquidate, or we enter into a merger or consolidation, and either we are not the continuing or surviving company or our shares are converted to cash, securities or property and (1) our shareholders do not hold at least a majority of the resulting entity or (2) our directors do not constitute a majority of the board of directors of the resulting entity; or

•	we sell or otherwise dispose of substantially all of our assets.

DIRECTOR COMPENSATION

The table below describes compensation paid to our non-employee directors in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert S. Forman, Jr.(4)	$28,045	$27,198	—	—	—	—		$55,243
Victor F. Ganzi	$97,250	$55,000	—	—	—	—		$152,250
Philip R. Lochner, Jr.(4)	$26,545	$27,198	—	—	—	—		$53,743
Stuart Olsten	$68,000	$55,000	—	—	—	—		$123,000
Sheldon M. Retchin(4)	$27,295	$27,198	—	—	—	—		$54,493
Raymond S. Troubh	$81,750	$55,000	—	—	—	—		$136,750
Rodney D. Windley	$64,000	$55,000	—	—	—	$14,874	(5)	$133,874
Stuart R. Levine(6)	$12,750	$13,750	—	—	—	—		$26,500
Mary O’Neil Mundinger(6)	$8,750	$13,750	—	—	—	—		$22,500
John A. Quelch(6)	$11,250	$13,750	—	—	—	—		$25,000
Josh S. Weston(6)	$17,000	$13,750	—	—	—	—		$30,750
Gail R. Wilensky(6)	$10,500	$13,750	—	—	—	—		$24,250

(1)	The grant date fair values, determined in accordance with FASB ASC Topic 718, of the deferred stock unit awards made in 2009 for (i) Messrs. Ganzi, Olsten, Troubh and Windley were $13,750 for each of their quarterly grants made on March 1, June 1, September 1 and December 1, 2009; (ii) Messrs. Forman and Lochner and Dr. Retchin were $13,448 for their grant made on September 3, 2009 and $13,750 for their quarterly grant made on December 1, 2009; and (iii) Messrs. Levine and Weston and Drs. Mundinger, Quelch and Wilensky were $13,750 for their quarterly grant made on March 1, 2009.
(2)	As of January 3, 2010, directors held deferred stock units as follows: Mr. Forman—1,176; Mr. Ganzi—25,483; Mr. Lochner—1,176; Mr. Olsten—25,483; Dr. Quelch—7,341; Dr. Retchin—1,176; Mr. Troubh—22,453; and Mr. Windley—9,962.
(3)	As of January 3, 2010, directors held stock options as follows: Dr. Mundinger—7,500 and Mr. Olsten—17,500. No options were granted to non-employee directors in 2009.
(4)	Messrs. Forman and Lochner and Dr. Retchin were elected as directors on September 3, 2009.
(5)	Mr. Windley has received medical, dental and vision benefits following our acquisition of The Healthfield Group, Inc.
(6)	Messrs. Levine and Weston and Drs. Mundinger, Quelch and Wilensky did not stand for re-election at our 2009 Annual Meeting.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual retainer fee of $30,000 payable in cash. Any non-employee director who serves as chairperson of a committee of the Board receives an additional $10,000 annually for acting as chairperson, except that the chairperson of the Audit Committee receives $20,000 annually. The Lead Director of the Board receives an additional $20,000 annually. Non-employee directors also receive $2,500 for each Board or committee meeting they attend, or $750 if attendance is by telephone.

Pursuant to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, each non-employee director also receives an annual deferred stock unit award valued at $55,000, which is credited quarterly to a bookkeeping account for the non-employee director. The number of deferred stock units credited to each director’s account quarterly is calculated by dividing $13,750 by the average closing price of a share of our common stock on the Nasdaq for the ten trading days preceding the quarterly calculation dates, which are March 1, June 1, September 1 and December 1. Upon termination of service on the Board, the director is entitled to receive a number of shares of our common stock equal to the number of deferred stock units then credited to the director’s account.

Our directors who are also employees do not receive any additional compensation for serving on our Board. However, all directors, regardless of whether or not they are our employees, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans as of January 3, 2010:

	(a)	(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by security holders	3,363,790	$18.65	(3)	1,629,924
Equity compensation plans not approved by security holders	—	—		—

Total	3,363,790	$18.65	(3)	1,629,924

(1)	Consists of securities to be issued upon exercise of outstanding stock options under Gentiva’s 1999 Stock Incentive Plan and 2004 Equity Incentive Plan (3,269,540) and outstanding share units under Gentiva’s Stock & Deferred Compensation Plan for Non-Employee Directors (94,250).
(2)	Consists of securities available for future issuance under Gentiva’s 2004 Equity Incentive Plan (1,451,226), Employee Stock Purchase Plan (63,854) and Stock & Deferred Compensation Plan for Non-Employee Directors (114,844).
(3)	The outstanding stock options under Gentiva’s 1999 Stock Incentive Plan and 2004 Equity Incentive Plan have a weighted-average exercise price of $19.19. The outstanding share units under Gentiva’s Stock & Deferred Compensation Plan for Non-Employee Directors do not have an exercise price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 28, 2006, we completed the acquisition of The Healthfield Group, Inc., a regional provider of home healthcare, hospice and related services in the southeastern United States, for approximately $466 million in cash and shares of Gentiva common stock. Under the terms of the Healthfield Merger Agreement dated as of January 4, 2006, Mr. Windley, the former chairman and chief executive officer of Healthfield, received 1,404,153 shares of Gentiva common stock and the Rodney D. Windley 2005 Grantor Retained Annuity Trust (the “Trust”) received 119,170 shares of Gentiva common stock. Tony Strange, the former president and chief operating officer of Healthfield, received 168,797 shares of Gentiva common stock. In addition, RT Management, LLC, of which Mr. Strange is a manager and co-owner and Mr. Windley is a manager and co-owner, received 158,801 shares of Gentiva common stock. Mr. Windley, the Trust, Mr. Strange and RT Management also received approximately $80.1 million, $6.8 million, $8.2 million and $9.1 million, respectively, in cash consideration pursuant to the terms of the Merger Agreement.

During 2009, a number of Gentiva shares beneficially owned by Mr. Windley and Mr. Strange were released from an escrow fund created in connection with the acquisition. Certain of these shares were forfeited in satisfaction of claims arising under the Merger Agreement. Pursuant to the terms of the Merger Agreement, 3,925 shares, 333 shares, 472 shares and 444 shares of Gentiva common stock were forfeited, respectively, by Mr. Windley, the Trust, Mr. Strange and RT Management. Previously, in 2006, 2007 and 2008 when Gentiva shares were also released from escrow, 57,014 shares, 4,839 shares, 6,854 shares and 6,448 shares of Gentiva common stock were similarly forfeited, respectively, by Mr. Windley, the Trust, Mr. Strange and RT Management.

Pursuant to the Merger Agreement, Mr. Windley was appointed by the former shareholders of Healthfield to serve as the “Stockholder Representative.” In that capacity, Mr. Windley was responsible for representing the interests of the former Healthfield shareholders with respect to any purchase price adjustments or indemnity claims arising in connection with the acquisition. Effective February 23, 2009, Mr. Windley resigned as Stockholder Representative and another former Healthfield shareholder was appointed to succeed him. Mr. Windley remains jointly and severally liable to us for breaches of certain of the representations, warranties and covenants made by Healthfield in the Merger Agreement.

On February 27, 2006, our Board of Directors elected Mr. Windley as a director and vice chairman of the Board of Directors, effective February 28, 2006. Mr. Windley was elected as a director in accordance with the Merger Agreement, which provided for his election to the Board as a director and as vice chairman of the Board upon the consummation of the merger. Mr. Windley currently continues as a director, vice chairman of the Board and chairman of the Clinical Quality Committee of the Board and is a nominee for re-election as a director at the 2010 Annual Meeting.

On February 28, 2006, at the closing of the Healthfield acquisition, we entered into a Registration Rights Agreement with certain former shareholders of Healthfield, including Mr. Windley and Mr. Strange. Pursuant to the Registration Rights Agreement, we filed a registration statement on Form S-3 with the Securities and Exchange Commission in May 2006 covering the resale of the 3,194,197 shares of Gentiva common stock issued to the former shareholders of Healthfield pursuant to the acquisition. The registration statement was declared effective by the Securities and Exchange Commission in July 2006.

Prior to the completion of the acquisition, R.T. Ventures, LLC, an entity in which Mr. Windley and Mr. Strange are co-managers, and of which each has a 50% beneficial interest, was a party to the Aircraft Dry Lease Agreement, dated as of December 23, 2005, with Healthfield, as amended on January 1, 2006 and September 22, 2006 (the “Aircraft Lease”). The Aircraft Lease provides for the use by Healthfield of aircraft from R.T. Ventures. We leased aircraft from R.T. Ventures in 2009, and we may continue to lease aircraft in the future. We lease aircraft on the terms and conditions contained in the Aircraft Lease. We are not under any obligation to lease the aircraft, and the Aircraft Lease may be terminated by us with thirty days’ notice. We paid or accrued for payment to R.T. Ventures in 2009 approximately $331,650 for leased aircraft and related expenses under the Aircraft Lease.

Policies and Procedures for Review and Approval of Related Party Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of Gentiva, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which Gentiva participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable Securities and Exchange Commission rules and regulations.

Related persons include any of our directors or executive officers, certain of our shareholders and immediate family members of any of the above-mentioned persons. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of Gentiva. Our Audit Committee has oversight responsibility for our Code of Ethics for Senior Financial Officers and for our Code of Business

Conduct and Ethics, which requires all directors, officers and employees to disclose to our Chief Compliance Officer any interest held by them in any entity doing business with us, including interests held by their immediate family members, except for ownership of less than 1% of a public corporation. In addition, all directors, officers and employees are required to disclose any other arrangements by them or their immediate family members, such as consulting or part-time employment arrangements or other dealings with entities with whom we do business. Once the Chief Compliance Officer receives notice of a conflict of interest, he or she will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions, which include transactions in which any related person has a direct or indirect material interest. Copies of our Code of Ethics for Senior Financial Officers, our Code of Business Conduct and Ethics and our Audit Committee charter are available on our website at www.gentiva.com under the Investors section.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the executive officer or director or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed by our General Counsel and, in consultation with our Chief Financial Officer, are brought to the attention of the Audit Committee as appropriate. As noted above, our Audit Committee is responsible for reviewing and approving all transactions with any related person. At its meeting on February 24, 2010, the Audit Committee reviewed and approved our use of leased aircraft as described above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year. PricewaterhouseCoopers LLP has audited our books and records since our incorporation in 1999.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions posed by shareholders.

The vote of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for approval of Proposal 2. An abstention will have the same effect as a vote against Proposal 2. If Proposal 2 is not approved, the Audit Committee will reconsider its selection.

The Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Fees Billed by PricewaterhouseCoopers LLP

Fees, which include related “out of pocket costs,” billed to us by PricewaterhouseCoopers LLP for services rendered during fiscal years 2009 and 2008 were as follows:

Fee Category	2009	2008
Audit Fees	$810,000	$1,240,000
Audit-Related Fees	34,000	95,000
Tax Fees	233,300	97,500
All Other Fees	—	119,400

Total	$1,077,300	$1,551,900

Audit Fees for 2009 and 2008 related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting, as well as review of financial statements included in our quarterly reports on Form 10-Q. Audit-Related Fees in 2009 and 2008 related to disposition activities. Tax Fees in 2009 and 2008 related to tax planning and compliance services and, in 2009, research related to certain tax issues. All Other Fees in 2008 related to review of the project management and software development practices associated with a technology-based clinical management system.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee pre-approved all fiscal 2009 services provided by PricewaterhouseCoopers LLP.

The policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The independent registered public accounting firm and management report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of four directors, none of whom is an officer or employee of Gentiva. Each of the members is “independent” under existing rules of the Securities and Exchange Commission and Nasdaq and under the Committee’s charter. The Board of Directors has determined that Victor F. Ganzi is an “audit committee financial expert,” as defined by rules of the Securities and Exchange Commission.

The Committee acts under a written charter adopted by the Board of Directors. The charter is reviewed annually, revised as appropriate and posted on our website at www.gentiva.com under the Investors section. In accordance with its charter, the Audit Committee assisted the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and for monitoring our accounting, auditing and financial reporting practices and compliance by us with legal and regulatory requirements. In addition, the Audit Committee selected PricewaterhouseCoopers LLP to be the independent registered public accounting firm to audit the consolidated financial statements of Gentiva and its subsidiaries.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed this information with PricewaterhouseCoopers LLP. The Audit Committee has also discussed with management and with PricewaterhouseCoopers LLP the quality and adequacy of our critical accounting principles, internal control over financial reporting and the internal audit and compliance functions, organization, responsibilities, budget and staffing. The Audit Committee has also reviewed with PricewaterhouseCoopers LLP, our internal auditors and our chief compliance officer their audit and compliance plans, scope and identification of audit risks.

The discussions with PricewaterhouseCoopers LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), which supersedes Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Gentiva and its subsidiaries and its internal control over financial reporting with management and with PricewaterhouseCoopers LLP. Based on all of the foregoing reviews and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010 for filing with the Securities and Exchange Commission. Messrs. Ganzi, Olsten and Troubh were members of the Audit Committee for all of 2009, and Mr. Forman became a member of the Audit Committee on September 3, 2009.

AUDIT COMMITTEE

Raymond S. Troubh, Chairman

Robert S. Forman, Jr.

Victor F. Ganzi

Stuart Olsten

PROPOSAL 3

APPROVAL OF PERFORMANCE CRITERIA

IN EXECUTIVE OFFICERS BONUS PLAN

Introduction

Gentiva’s Board of Directors is submitting to shareholders this proposal to approve the performance criteria under the Executive Officers Bonus Plan, as amended (the “Bonus Plan”). The Bonus Plan was originally adopted by Gentiva, effective January 1, 2000, and was approved in March 2000 by the shareholders of Olsten Corporation, Gentiva’s then parent corporation. The Bonus Plan, as amended, effective January 1, 2005, was reapproved by shareholders at our 2005 Annual Meeting. The purpose of the Bonus Plan is to allow Gentiva to provide competitive compensation to its executive officers by providing an opportunity for the executive officers to earn annual bonus compensation as an incentive and reward for their leadership, ability and exceptional services to Gentiva.

Gentiva generally seeks to preserve its ability to claim tax deductions for compensation paid to executives to the extent practicable. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to

$1 million Gentiva’s deduction for compensation paid in a taxable year to our chief executive officer and our three other most highly compensated executive officers employed at the end of the year (other than our chief financial officer) whose compensation is reported in the Summary Compensation Table. “Qualified performance-based compensation” is not subject to this deduction limit, and therefore is fully deductible, if certain conditions are met. In order to qualify under the performance-based compensation exception under Section 162(m), and thereby avoid potential nondeductibility of bonus compensation, the material terms of the performance criteria under the Bonus Plan must be reapproved by shareholders every five years. Accordingly, the performance criteria under the Bonus Plan are being submitted for approval by Gentiva’s shareholders.

The Board of Directors has approved, and recommends that the shareholders of Gentiva approve, the performance criteria under the Bonus Plan. The vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval of the performance criteria under the Bonus Plan.

Administration

The Bonus Plan is administered by a committee of Gentiva’s Board of Directors consisting of not less than two persons who, to the extent required to satisfy the exception for performance-based compensation under Section 162(m) of the Code, will be “outside directors” within the meaning of such section. The Board of Directors has delegated this authority to the Compensation, Corporate Governance and Nominating Committee (the “Committee”). None of the members of the Committee is an officer or employee of Gentiva, and each is “independent” under Nasdaq listing standards.

Subject to the express provisions of the Bonus Plan, the Committee has the authority to:

•	establish performance goals for granting annual bonuses for each fiscal year;

•	determine the executives to whom annual bonus awards are to be made for each fiscal year;

•	determine whether the performance goals for any fiscal year have been achieved;

•	authorize payment of annual bonuses under the Bonus Plan;

•	adopt, alter and repeal such administrative rules, guidelines and practices governing the Bonus Plan as it deems advisable; and

•	interpret the terms and provisions of the Bonus Plan.

The Committee may also correct any defect or omission and reconcile any inconsistency or conflict in the Bonus Plan or any award. The Bonus Plan provides that the Committee may determine the extent to which awards shall be structured to satisfy the performance-based compensation exception under Section 162(m) of the Code, and to take such actions as the Committee deems necessary or appropriate to conform to such requirements of Section 162(m) of the Code. The Bonus Plan also provides that, with respect to awards subject to the provisions of Section 409A of the Code (regarding deferral of compensation), the Bonus Plan will be administered, interpreted and construed in compliance with Section 409A and regulations issued thereunder.

Determination of Awards

The amount of any annual bonus granted to an executive for any fiscal year will be determined by the Committee based on the achievement of one or more performance goals established by the Committee with respect to such executive. Performance goals may vary from executive to executive and will be based upon one or more of the performance criteria described below as the Committee may deem appropriate. The Committee may specify target bonus levels as well as considerations based upon which an amount less than or more than the target award will be payable, may establish additional restrictions or conditions on awards in its discretion, and may reduce awards based on such factors or conditions as it deems relevant. Not later than the day immediately preceding the first day of the fiscal year (or a later date as may be permitted pursuant to Section 162(m) of the Code), the Committee will establish:

•	the executives who will be eligible for an annual bonus for such fiscal year;

•	the performance goals for such fiscal year; and

•	the corresponding annual bonus amounts payable under the Bonus Plan upon achievement of the performance goals.

To the extent consistent with Section 162(m) of the Code, the Bonus Plan permits the Committee to determine that certain adjustments may apply to awards to take into account any of the following events that occur during a fiscal year:

•	the impairment of tangible or intangible assets;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives;

•	currency fluctuations; and

•	any extraordinary, unusual, infrequent or non-recurring items.

Performance Criteria

Gentiva is asking its shareholders to approve the following performance criteria, which are the same criteria previously reapproved by shareholders in 2005 except for the removal of “customer service” as a criterion, as the basis for determining performance goals so that awards under the Bonus Plan may continue to qualify as performance-based compensation under Section 162(m):

• appreciation in share value	• total shareholder return

• earnings per share	• operating income

• net income	• pro forma net income

• return on equity	• return on designated assets

• return on capital	• economic value added

• earnings	• revenues

• expenses	• operating profit margin

• operating cash flow	• gross profit margin

• net profit margin	• employee turnover

• employee headcount	• labor costs

• market share	• accounts receivable

These performance criteria may be determined by reference to the performance of Gentiva, or of a subsidiary or affiliate of Gentiva, or of a division or unit of any of the foregoing.

Eligibility

Under the terms of the Bonus Plan, any executive officer of Gentiva may be selected by the Committee to participate in the Bonus Plan for a given fiscal year. The maximum amount of an annual bonus award that could be paid to an executive officer is an amount not greater than the lesser of 200% of the executive officer’s annual base salary or $2.5 million. All amounts awarded under the Bonus Plan to our executive officers in respect of the 2009 fiscal year are reported in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.” At this time, Gentiva cannot determine the actual amount (if any) of the 2010 awards that will be payable, nor can Gentiva predict future awards (if any).

Payment of Awards

An annual bonus (if any) to any executive participating in the Bonus Plan for a fiscal year will be paid in a single lump sum in cash as soon as practicable after the end of the fiscal year (but not later than two and one-half months after the end of the fiscal year). Before a bonus is paid, however, the Committee must first certify in writing (1) that the performance goal(s) with respect to the executive for such fiscal year was satisfied and the level of the goal attained, and (2) the amount of each executive’s annual bonus. If an executive dies after the end of a fiscal year but before receiving payment of any annual bonus, the amount will be paid to a designated beneficiary or if no beneficiary has been designated, to the executive’s estate. Notwithstanding the foregoing, the Committee may determine, by separate employment agreement with any executive or otherwise, that all or a portion of an executive’s annual bonus for a fiscal year will be payable to such executive upon the executive’s death, disability, or termination of employment with Gentiva or upon a change of control of Gentiva, during the fiscal year.

Transferability

No annual bonuses or rights under the Bonus Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

Amendment and Termination

The Board of Directors may amend or terminate the Bonus Plan at any time. No termination or amendment of the Bonus Plan, however, may adversely affect the rights of an executive or a beneficiary to a previously certified annual bonus. Amendments to the Bonus Plan may be made without shareholder approval except as required to satisfy Section 162(m) of the Code. Under the Bonus Plan, the Committee may also at any time, without the consent of any executive, modify, amend or terminate any or all the provisions of the Bonus Plan to the extent necessary to conform to the requirements of Section 409A of the Code. Currently, Section 162(m) would require shareholder approval for any amendment that:

•	changes the performance criteria under the Bonus Plan;

•	modifies the class of employees who are eligible under the Bonus Plan; or

•	modifies the maximum compensation that may be paid under the Bonus Plan.

Certain Federal Income Tax Consequences

The following is a brief general description of the Federal income tax consequences that will apply under the Code to awards under the Bonus Plan: Upon payment of an annual bonus to an executive for any fiscal year, pursuant to the Bonus Plan, such executive will recognize ordinary income in the amount of the annual bonus on the date the compensation is paid. Gentiva will generally be entitled to a deduction in the amount taxable as ordinary income to an executive, subject to the limitation imposed by Section 162(m) of the Code, as described above.

A copy of the Executive Officers Bonus Plan, as amended, was attached as Appendix A to our definitive Proxy Statement, dated April 6, 2005, and is available online at the Investors section of our website at www.gentiva.com.

The Board of Directors recommends that you vote FOR approval of the performance criteria under the Executive Officers Bonus Plan, as amended.

PROPOSAL 4

APPROVAL OF AMENDMENT TO GENTIVA HEALTH SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Introduction

Gentiva’s Board of Directors approved an amendment of the Gentiva Health Services, Inc. Employee Stock Purchase Plan (“ESPP”), effective February 25, 2010, subject to shareholder approval, to increase the aggregate number of shares of Gentiva Common Stock available for issuance under the ESPP by 1,500,000 shares, to a total of 3,900,000 shares. Gentiva’s shareholders are being asked to consider and vote only on this amendment to the ESPP, which is described below. The purpose of the ESPP is to provide employees of Gentiva with an opportunity to purchase Gentiva Common Stock on a tax-advantaged basis, which will help to align the interests of our employees with those of our shareholders.

The ESPP was originally adopted by Gentiva in December 1999 and approved in March 2000 by the shareholders of Olsten Corporation, Gentiva’s then parent corporation. At our 2005 Annual Meeting, shareholders amended the ESPP, effective February 24, 2005, to increase the aggregate number of shares of Gentiva Common Stock available for issuance under the ESPP from 1,200,000 to 2,400,000 shares and to make a technical change to clarify the eligibility provisions for certain employees. In November 2007, the Compensation, Corporate Governance and Nominating Committee of the Board shortened the offering period under the ESPP from six months to three months, and our Board of Directors amended the ESPP, effective January 1, 2008, among other things, to provide that the purchase price of Gentiva Common Stock offered under the ESPP would be 85% of the fair market value of Gentiva Common Stock at the end of the three month offering period rather than at the beginning or end of the offering period, whichever was less. As of March 15, 2010, 63,854 shares of Common Stock were available for future issuance under the ESPP. Gentiva is therefore asking shareholders to approve an increase in the number of shares available under the ESPP to allow Gentiva to continue to offer this valuable and competitive program to its employees.

The Board of Directors recommends that the shareholders of Gentiva approve the amendment of the ESPP. The vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval of the amended ESPP.

Administration

The Board has appointed the Compensation, Corporate Governance and Nominating Committee (the “Committee”) as the administrator for the ESPP. None of the members of the Committee is an employee or officer of Gentiva, and each is “independent” under Nasdaq listing standards. Subject to the express provisions of the ESPP, the Committee has the power to determine the terms and conditions of each offering of stock to employees under the ESPP. The Committee also has authority to:

•	adopt and revise rules, guidelines and practices governing the ESPP;

•	interpret the terms and provisions of the ESPP and any offering made under the ESPP; and

•	otherwise supervise the administration of the ESPP.

The Committee has delegated authority to the Benefits Plan Administrative Committee, which is appointed by the Board of Directors, to prescribe rules, regulations and procedures relating to the administration of the ESPP.

Stock Subject to Employee Stock Purchase Plan

A total of 2,400,000 shares of Gentiva Common Stock was previously reserved for issuance under the ESPP, subject to equitable adjustment by the Committee in the event of stock dividends, recapitalizations and other similar corporate events. Upon shareholder approval of the amendment, the maximum number of shares issuable under the ESPP would be increased by an additional 1,500,000 shares, to a total of 3,900,000 shares. Shares issued under the ESPP may be treasury shares, shares purchased on the open market or from private sources, or shares issued from Gentiva’s authorized but unissued shares. As of March 15, 2010, the fair market value of a share of Gentiva’s Common Stock, based on the closing sales price of the stock on the Nasdaq Global Select Market, was $28.99 per share.

Eligibility

Employees of Gentiva or any of its subsidiaries are eligible to participate in the ESPP. As of January 4, 2010 (the start of our 2010 fiscal year), there were approximately 16,500 employees of Gentiva, all of whom were eligible to participate in the ESPP. At this time, the number of shares to be purchased during the 2010 fiscal year cannot be determined. Below is a table listing the number of shares purchased under the ESPP during the 2009 fiscal year for the indicated persons:

PLAN BENEFITS TABLE FOR 2009 FISCAL YEAR

Employee Stock Purchase Plan

Name and Position	Dollar Value ($)	Number of Full Shares
Ronald A. Malone Executive Chairman of the Board	$11,310	878
Tony Strange Chief Executive Officer and President	$11,310	878
John R. Potapchuk Executive Vice President, Chief Financial Officer and Treasurer	$11,310	878
Stephen B. Paige Senior Vice President, General Counsel and Secretary	$11,310	878
Charlotte A. Weaver Senior Vice President, Chief Clinical Officer	$-0-	-0-
John N. Camperlengo Senior Vice President, Chief Compliance Officer and Deputy General Counsel	$18,009	1,155
All current executive officers, as a group	$63,249	4,667
All employees, other than current executive officers, as a group	$6,081,153	346,794
Non-executive directors, as a group	$-0-	-0-

Operation of the ESPP

The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP allows participating employees to purchase Gentiva

Common Stock through payroll withholding, or in such other manner as the Committee may approve, but not to exceed 10% of the employee’s compensation (or such lesser amount as the Committee determines). Employee contributions may be credited with interest if determined by the Committee. No interest is currently credited. Upon termination of employment, the employee’s participation ceases and any outstanding contributions of the employee are refunded.

The ESPP currently provides for consecutive three month offering periods under which participating employees can elect to have amounts withheld from their total compensation during the offering period and applied to purchase Gentiva Common Stock at the end of the offering period. Unless otherwise determined by the Committee before an offering period, the purchase price will be 85% of the fair market value of Gentiva Common Stock at the end of the offering period. Fair market value under the ESPP is computed as the average of the highest and lowest sales prices on the applicable date. At the end of the offering period, the employee’s contributions are automatically applied to purchase stock, and any excess amount in the employee’s account after making the purchase is refunded.

Unless otherwise determined by the Committee, the maximum number of shares that may be purchased by an employee in any offering is 5,000 shares. In addition, applicable Code limitations specify, in general, that a participant’s right to purchase stock under the ESPP cannot accrue at a rate in excess of $25,000 per calendar year (based on the value at the beginning of the applicable offering periods). The offering period may be suspended or accelerated by the Committee if required by law or deemed to be in Gentiva’s best interests, such as upon a change of control.

Amendments and Termination

The ESPP will terminate when all shares authorized to be issued under it have been exhausted. The Board of Directors may discontinue the ESPP at any time and may amend it from time to time. Amendments may be made without shareholder approval except as required to satisfy Section 423 of the Code. Currently, Section 423 requires shareholder approval for any amendment that would (1) increase the number of shares available for issuance under the ESPP, or (2) modify the class of employees eligible to participate in the ESPP.

Transferability

No accounts or rights under the ESPP may be transferred or assigned. Shares purchased under the ESPP may be transferred, but employees may lose tax benefits if the shares are not held for a minimum period as described below.

Certain Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The following discussion outlines in general terms the federal income tax consequences of participating in the ESPP.

The amounts withheld from an employee’s pay under the ESPP will be taxable income to him or her and must be included in his or her gross income for federal income tax purposes in the year in which such amounts otherwise would have been received. An employee’s direct payments to the ESPP do not result in any deductions for tax purposes. An employee does not recognize any income for federal income tax purposes either at the time he or she is granted an option to purchase shares under the ESPP (the beginning of the offering period) or at the time he or she acquires the shares (the end of the offering period).

Under the federal income tax laws, favorable tax treatment of a disposition of shares acquired under the ESPP depends, in part, upon the length of time the employee holds the shares before disposing of them. To obtain some of the available federal income tax benefits, an employee must hold shares acquired under the ESPP for a period ending two years after the first day of the offering period (the “Two-year Period”) and one year after the date the shares were purchased at the end of the offering period (the “One-year Period”). If, within the Two-year Period or the One-year Period, an employee sells or otherwise disposes of (other than by transfer at death) shares acquired under the ESPP, he or she must recognize ordinary income in the year of sale in an amount equal to the excess of the fair market value of the shares on the date of purchase over the amount he or she paid for them. Any profit realized in excess of the amount included in ordinary income will be taxed as a capital gain, and any loss realized after increasing the basis of the stock by the ordinary income recognized will be a capital loss.

If an employee sells or otherwise disposes of shares acquired under the ESPP after holding such shares for the Two-year Period and the One-year Period, he or she must include as ordinary income in the year of sale an amount equal to the lesser of 15% of the fair market value of the shares on the first day of the offering period, or the excess of the fair market value of the shares at the time he or she sells the shares (generally, the sale price) over the amount he or she paid for them. Any gain realized in excess of the amount thus included in ordinary income will be taxed as a long-term capital gain. Any loss resulting from the sale will be treated as a long-term capital loss.

If an employee dies while owning shares acquired under the ESPP, he or she will be taxed in the year of death as though he or she disposed of such shares after holding them for the Two-year Period and the One-year Period, except that no capital gain or capital loss will be realized upon such disposition.

Any dividends received by an employee with respect to shares acquired under the ESPP and any interest paid with respect to an employee’s account, whether used to purchase the shares of stock or received by the employee pursuant to the withdrawal of the amount in his or her account, will be treated as ordinary income.

The Company does not receive any income tax deduction as a result of issuing shares pursuant to the ESPP, except upon sale of shares by an employee within the Two-year Period or the One-year Period. In such an event, the Company would be entitled to a deduction equal to the amount included as ordinary income to the employee with respect to his or her sale of shares.

The foregoing discussion is not a complete discussion of all federal income tax aspects of the ESPP. Some of the provisions contained in the Code have only been summarized, and additional qualifications and refinements may be contained in regulations which will be issued in the future by the Internal Revenue Service. Furthermore, subsequent legislative changes or changes in administrative or judicial interpretation could alter significantly the tax treatment discussed herein. No discussion of state income tax law has been included. Each employee should consult his or her own tax advisors with respect to the tax consequences of participation in the ESPP.

The ESPP is not, and is not intended to be, a qualified retirement plan. The ESPP therefore is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 401(a) of the Code.

A copy of the Gentiva Health Services, Inc. Employee Stock Purchase Plan was attached as Exhibit 10.10 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, and is available online at the Investors section of our website at www.gentiva.com.

The Board of Directors recommends that you vote FOR approval of the amendment to the Gentiva Health Services, Inc. Employee Stock Purchase Plan, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the rules thereunder require our directors and officers and persons who beneficially own more than ten percent of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of copies of reports furnished to us and upon representations made by such persons, we believe that during the fiscal year ended January 3, 2010, all persons subject to the Section 16(a) filing requirements filed the required reports on a timely basis.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals of shareholders intended for inclusion in our Proxy Statement and form of proxy for our 2011 Annual Meeting must be received in writing by December 6, 2010 at the Office of Secretary at our principal executive offices located at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. In addition, notice of any proposal that a shareholder desires to propose for consideration at the 2010 Annual Meeting must contain information as specified in our By-Laws and must be received in writing by us at the above address on or after January 13, 2011 and on or before February 12, 2011.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for our last fiscal year is available without charge to shareholders upon written request to Stephen B. Paige, Secretary, Gentiva Health Services, Inc., 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia 30339. The Annual Report on Form 10-K is also available online at the Investors section of our website at www.gentiva.com.

We will pay the cost of soliciting proxies in the accompanying proxy form. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee estimated to be $7,000, plus reimbursement for out-of-pocket expenses. Except for this fee, we do not expect to pay any other fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Gentiva, who will not receive any additional compensation for any such solicitation activities.

The Board of Directors knows of no other matters that may come before the meeting. If any other matters should be brought before the meeting for action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to authority conferred by the proxy.

By Order of the Board of Directors

Stephen B. Paige
Senior Vice President, General Counsel and Secretary

Dated: April 5, 2010

Atlanta, Georgia

GENTIVA great healthcare has come home

GENTIVA HEALTH SERVICES, INC. 3350 RIVERWOOD PARKWAY SUITE 1400 ATLANTA, GA 30339

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors Nominees

01 Robert S. Forman, Jr. 02 Victor F. Ganzi 03 Philip R. Lochner, Jr. 04 Ronald A. Malone 05 Stuart Olsten

06 Sheldon M. Retchin 07 Tony Strange 08 Raymond S. Troubh 09 Rodney D. Windley

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

3 Approval of performance criteria under Company’s Executive Officers Bonus Plan.

4 Approval of amendment to Company’s Employee Stock Purchase Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.

(see reverse for instructions) Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000054064_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

GENTIVA HEALTH SERVICES, INC. Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders, May 13, 2010

The undersigned hereby appoints Tony Strange, John R. Potapchuk and Stephen B. Paige, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of Gentiva Health Services, Inc. (the “Company”), at its Annual Meeting of Shareholders to be held at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339 on Thursday, May 13, 2010 at 9:30 a.m., and at all adjournments thereof, which the undersigned could vote, if personally present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote on the items as specified on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE PERFORMANCE CRITERIA IN THE COMPANY’S EXECUTIVE OFFICERS BONUS PLAN AND FOR APPROVAL OF AN AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000054064_2 R2.09.05.010